UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GoDaddy Inc.

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GODADDY INC.
14455 N. Hayden Road
Scottsdale, Arizona 85260
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Wednesday, June 8, 2016
Dear Stockholders of GoDaddy Inc.:
The 2016 annual meeting of stockholders, or the Annual Meeting, of GoDaddy Inc., a Delaware corporation, will be held on Wednesday, June 8, 2016 at 8:00 a.m. PDT, at The Westin Kierland Resort & Spa (Pathfinder Conference Room), located at 6902 E. Greenway Parkway, Scottsdale, AZ 85254, for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect three Class I directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

3.	to approve named executive officer compensation in a non-binding advisory vote;

4.	to approve the frequency of advisory votes on executive officer compensation in a non-binding advisory vote; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors, or the Board, has fixed the close of business on Monday, April 11, 2016 as the record date for the Annual Meeting. Only stockholders of record on April 11, 2016 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about Thursday, April 28, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and our 2015 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2015 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of GoDaddy Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.
By order of the Board of Directors,
Blake J. Irving
Chief Executive Officer and Director
Scottsdale, Arizona
April 28, 2016

GODADDY INC.
PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Wednesday, June 8, 2016
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors, or the Board, for use at the 2016 annual meeting of stockholders of GoDaddy Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof, or the Annual Meeting. The Annual Meeting will be held on Wednesday, June 8, 2016 at 8:00 a.m. PDT, at The Westin Kierland Resort & Spa (Pathfinder Conference Room), located at 6902 E. Greenway Parkway, Scottsdale, AZ 85254. A Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access this proxy statement and our 2015 annual report is first being mailed on or about April 28, 2016 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•	the election of three Class I directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

•	a non-binding advisory vote on executive compensation;

•	a non-binding advisory vote on the frequency of future advisory votes on executive compensation; and

•	any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:

•	"FOR" the election of Blake J. Irving, Charles J. Robel and John I. Park as Class I directors;

•	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

•	"FOR" the approval of named executive officer compensation pursuant to a non-binding advisory vote; and

•	Every "1 year" for the frequency of future advisory votes on executive compensation.
Who is entitled to vote?
Holders of our Class A common stock and Class B common stock as of the close of business on April 11, 2016, the record date, may vote at the Annual Meeting. As of the record date, there were 158,456,020 shares of our Class A common stock and Class B common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our Class A common stock and Class B common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our Class A common stock and Class B common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our Class A common stock and Class B common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our Class A common stock and Class B common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders."
How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 7, 2016 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:

•	entering a new vote by Internet, in person or by telephone;

•	returning a later-dated proxy card;

•	notifying our Secretary, in writing, at GoDaddy Inc., Attn: Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260; or

•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 7:30 a.m. PDT and the Annual Meeting will begin at 8:00 a.m. PDT. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•
if you are a street name stockholder, proof of beneficial ownership as of the record date, April 11, 2016, such as your most recent account statement reflecting your stock ownership as of April 11, 2016, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Parking may be limited. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Blake J. Irving and Scott W. Wagner have been designated as proxies by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2015 annual report, primarily via the Internet. On or about April 28, 2016, we expect to mail to all stockholders the Notice containing instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2015 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. "Plurality" means that the nominees who receive the largest number of votes cast "for" are elected as directors. As a result, any shares not voted "for" a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote "for" or "withhold" on each of the nominees for election as a director.

•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal.

•
Proposal No. 3: The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will result in the approval of the compensation of our named executive officers. You may vote "for" or "against," or abstain from voting on Proposal 3. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board. However, the Board or our compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•
Proposal No. 4: The frequency of future advisory votes on executive compensation selected by stockholders will be the frequency receiving the highest number of votes cast. Abstentions and broker non-votes will have no effect on the outcome of this vote. Because this vote is advisory only, it will not be binding on us or on our Board. However, the Board or our compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

What is the quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws, or the Bylaws, and Delaware law. The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock (holders of the Class A common stock and Class B common stock) entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, including the Annual Meeting. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our Class A common stock and Class B common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine" matter - the proposal to ratify the appointment of Ernst & Young LLP.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations identifying individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GoDaddy Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
GoDaddy Inc.
Attention: Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800
Stockholders who beneficially own shares of our Class A common stock or Class B common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. Stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
GoDaddy Inc.
Attention: Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) provided for in our Stockholder Agreement (as defined herein), (ii) pursuant to our notice of meeting delivered pursuant to Section 2.04 of the Bylaws, (iii) by or at the direction of our Board or any authorized committee thereof, or (iv) properly brought before the annual meeting by any stockholder who is entitled to vote at the meeting, who, has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our annual meeting of stockholders in 2017, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 9, 2017; and

•	not later than the close of business on March 10, 2017.
In the event we hold our 2017 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the preceding annual meeting, or if no annual meeting was held in the preceding year, notice of a stockholder proposal not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations must include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary in writing at the address set forth above. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and corporate governance committee. For additional information regarding stockholder recommendations for director candidates, see the section titled "Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors."
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require the notice to be received by our Secretary within the time period described above under "Stockholder Proposals" for stockholder proposals not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary, in writing, at GoDaddy Inc., Attn: Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board, which is currently comprised of ten members. Because we are a "controlled company" under the rules of the New York Stock Exchange, or the NYSE, we are not required to have a majority of our Board consist of "independent directors," as defined under the rules of the NYSE. Our Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of a successor, or his or her earlier resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Upon the recommendation of our nominating and corporate governance committee, we are nominating Blake J. Irving, Charles J. Robel and John I. Park to serve as Class I directors. If elected, Messrs. Irving, Robel and Park will hold office for a three-year term until the annual meeting of stockholders to be held in 2019.
Set forth below are the names and certain information about the nominees for Class I directors. The names of, and certain information about, the continuing members of our Board are also set forth below. All information is as of April 28, 2016.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Blake J. Irving	I	56	Chief Executive Officer and Director	2014	2016	2019
Charles J. Robel(1)(3)	I	66	Chairman of the Board	2014	2016	2019
John I. Park	I	33	Director	2015	2016	2019
Continuing Directors
Richard H. Kimball	II	59	Director	2014	2017	—
Elizabeth S. Rafael(1)	II	55	Director	2014	2017	—
Lee E. Wittlinger	II	33	Director	2014	2017	—
Herald Y. Chen(2)(3)(4)	III	46	Director	2014	2018	—
Gregory K. Mondre(2)(3)(4)	III	41	Director	2014	2018	—
Bob Parsons(2)(3)(4)	III	65	Founder and Director	2014	2018	—
Brian H. Sharples(1)	III	55	Director	2016	2018	—
__________

(1)	Member of our audit committee.

(2)	Member of our compensation committee.

(3)	Member of our nominating and corporate governance committee.

(4)	Member of our executive committee.
Nominees for Director
Blake J. Irving has served as our Chief Executive Officer since January 2013, as a member of our Board since its formation in May 2014 and as a member of the board of directors of Desert Newco LLC, or Desert Newco, since January 2013. Prior to joining our company, he served as Chief Product Officer at Yahoo! Inc. from May 2010 to April 2012. From January 2009 to May 2010, Mr. Irving was a Professor in the M.B.A. program at Pepperdine University. From September 2007 to January 2009, he served as Chief Executive Officer and President of Balance Point Enterprises Inc., a real estate investment company. From 1992 to September 2007, Mr. Irving served in various senior and management roles at Microsoft Corporation, including most recently as Corporate Vice President of the Windows Live Platform Group. Mr. Irving holds a B.A. degree in Fine Arts from San Diego State University and an M.B.A. degree from Pepperdine University.
We believe Mr. Irving is qualified to serve as a member of our Board because of the perspective he brings as our Chief Executive Officer and his experience in senior management positions at several technology companies.
Charles J. Robel has served as a member of our Board since its formation in May 2014, as Chairman of the Board since March 2015 and as a member of the board of directors of Desert Newco since December 2011. From May 2008 until November 2011, when investment funds and entities affiliated with Kohlberg Kravis Roberts & Co. L.P., or KKR, Silver Lake Partners, or

Silver Lake, and Technology Crossover Ventures, or TCV, and other investors acquired a controlling interest in our company, or the Merger, he also served as a member of the board of directors. From June 2006 to February 2011, Mr. Robel served as the Chairman of the board of directors of McAfee, Inc. From June 2000 to December 2005, Mr. Robel served as General Partner and Chief of Operations of Hummer Winblad Venture Partners, a venture capital firm. From January 1974 to May 2000, Mr. Robel served in various roles at PricewaterhouseCoopers, LLP, an accounting firm, including most recently as a Partner. Mr. Robel currently serves on the board of directors of Jive Software, Inc. and Model N. Inc., as well as on the boards of directors of several private companies. Mr. Robel holds a B.S. degree in Accounting from Arizona State University.
We believe Mr. Robel is qualified to serve as a member of our Board because of his financial, accounting and compliance expertise, and his experience serving on the board of directors of other public and private companies.
John I. Park has served as a member of our Board since February 2015. Since May 2013, he has worked in various roles at KKR and is currently a Director. From June 2006 to April 2013, Mr. Park served in a similar role at Apax Partners LP, and from July 2004 to May 2006, as an investment banker at Morgan Stanley & Co. Mr. Park currently serves on the board of directors of several private companies. Mr. Park holds an A.B. degree in Economics, cum laude, from Princeton University and an M.B.A. degree from Harvard Business School.
We believe Mr. Park is qualified to serve as a member of our Board because of his experience and perspective as an investment professional and banker in the technology sector.
Continuing Directors
Bob Parsons founded GoDaddy in January 1997 and has served as a member of our Board since its formation in May 2014 and as a member of the executive committee of Desert Newco since December 2011. From December 2011 to June 2014, Mr. Parsons served as Chairman of the board of directors of Desert Newco. Prior to the Merger, he served in various roles, including President and Chairman of the board of directors. Prior to founding our company, Mr. Parsons founded Parsons Technology Inc., a software company, in 1984 and served as its Chief Executive Officer until its acquisition by Intuit Inc. in 1994. Mr. Parsons holds a B.S. degree in Accounting, magna cum laude, from the University of Baltimore.
We believe Mr. Parsons is qualified to serve as a member of our Board because of the perspective and experience he brings as our founder and as one of our largest stockholders, as well as his extensive experience in founding and growing technology companies.
Herald Y. Chen has served as a member of our Board since its formation in May 2014 and as a member of the board of directors and executive committee of Desert Newco since December 2011. He rejoined KKR in 2007, having previously worked for the firm from 1995 to 1997 and co-heads the firm’s Technology industry team. From 2002 to 2007, Mr. Chen served as a Director and then later as a Managing Director at Fox Paine & Company, a private equity firm. From 2004 to 2005, Mr. Chen also served as Chief Executive Officer at AMCI Corporation, a medical device company. Mr. Chen co-founded Jamcracker Inc., a web-services platform company, in 1999 and served as its Chief Financial Officer from its inception until 2002. From September 2009 to December 2011, Mr. Chen served on the board of directors of Eastman Kodak Company. Mr. Chen currently serves on the board of directors of several private companies. Mr. Chen holds a B.S. degree in Economics (Finance) and a B.S.E. degree in Mechanical Engineering from the University of Pennsylvania and an M.B.A. degree from the Stanford University Graduate School of Business.
We believe Mr. Chen is qualified to serve as a member of our Board because of his experience in the technology industry as an investment professional and his strategic insight and operational leadership as a former executive of technology companies.
Richard H. Kimball has served as a member of our Board since its formation in May 2014 and as a member of the board of directors of Desert Newco since December 2011. Mr. Kimball co-founded and has served as a General Partner of TCV, a venture capital firm, since its inception in June 1995. From September 1984 to December 1994, he served in various roles at Montgomery Securities, an investment bank, including Managing Director. Mr. Kimball currently serves on the board of directors at several private companies and serves on the board of trustees of Dartmouth College. Mr. Kimball holds an A.B. degree in History from Dartmouth College and an M.B.A. degree from the University of Chicago, Booth School of Business.
We believe Mr. Kimball is qualified to serve as a member of our Board because of his perspective as the founder of a technology investment firm and his extensive expertise in venture capital investing and knowledge of technology companies.
Gregory K. Mondre has served as a member of our Board since its formation in May 2014, and has served as a member of the board of directors and executive committee of Desert Newco since December 2011. Mr. Mondre is a Managing Partner and Managing Director with Silver Lake Group, L.L.C. He joined Silver Lake in 1999 and has significant experience in private equity investing and expertise in sectors of the technology and technology-enabled industries. Prior to joining Silver Lake, Mr. Mondre was a principal at TPG, where he focused on private equity investments across a wide range of industries, with a particular focus on technology. Earlier in his career, Mr. Mondre worked as an investment banker in Communications, Media and Entertainment Group of Goldman, Sachs & Co. He currently serves as director of Avaya, Inc., Fanatics, Inc., Motorola Systems, Inc., Red Ventures, Vantage Data Centers and Sabre Corporation. Mr. Mondre holds a B.S. degree in Economics from the Wharton School at the University of Pennsylvania.
We believe Mr. Mondre is qualified to serve as a member of our Board because of his expertise in financial matters and the experience and perspective he has obtained as an investor in, and board member of, numerous technology companies.
Elizabeth S. Rafael has served as a member of our Board since its formation in May 2014 and as a member of the board of directors of Desert Newco since March 2014. From August 2007 to October 2012, she served as Vice President, Corporate Controller and Principal Accounting Officer of Apple Inc. From September 2006 to August 2007, Ms. Rafael served as Vice President of Corporate Finance at Cisco Systems, Inc. and also held the position of Vice President, Corporate Controller and Principal Accounting Officer from April 2002 to September 2006. Ms. Rafael currently serves on the boards of directors of Echelon Corporation and Autodesk, Inc. Ms. Rafael holds a B.S. degree in Accounting from Santa Clara University.
We believe Ms. Rafael is qualified to serve as a member of our Board because of her financial and compliance expertise, and her experience in the technology sector.
Brian H. Sharples has served as a member of our Board since March 2016. Since April 2004, Mr. Sharples has served as Co-Founder, Chairman and Chief Executive Officer of HomeAway, Inc., a vacation rental marketplace. Mr. Sharples currently serves on the board of directors of RetailmeNot.com. Mr. Sharples holds a B.S. degree in Math and Economics from Colby College and an M.B.A. degree from the Stanford University Graduate School of Business.
We believe Mr. Sharples is qualified to serve as a member of our Board because of his extensive experience as an executive of companies in the technology industry.
Lee E. Wittlinger has served as a member of our Board since its formation in May 2014, and has served as a member of the board of directors of Desert Newco since February 2014. Since July 2007, he has worked in various roles at Silver Lake and is currently a Director. From June 2005 to June 2007, Mr. Wittlinger served as an investment banker at Goldman, Sachs & Co. Mr. Wittlinger currently serves on the board of directors of Vantage Data Centers and Cast and Crew Entertainment Services. Mr. Wittlinger holds a B.S. degree in Economics with duel concentrations in Finance and Accounting, summa cum laude, from The Wharton School at the University of Pennsylvania.
We believe Mr. Wittlinger is qualified to serve as a member of our Board because of his experience and perspective as an investment professional and banker in the technology sector.
Director Independence
Because we are a "controlled company" under the rules of the NYSE, we are not required to have a majority of our Board consist of "independent directors," as defined under the rules of the NYSE. If such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of our Board and its committees accordingly in order to comply with such rules.
Role of the Board
The role of the Board is to oversee the performance of our chief executive officer, or CEO, and other senior management and to assure the best interests of our stockholders are being served. The directors provide oversight in the formulation of our long-term strategic, financial and organizational goals and of the plans designed to achieve those goals. The day-to-day business is carried out by our employees, managers and officers, under the direction of the CEO and the oversight of the Board, to enhance our long term value for the benefit of our stockholders. The Board reviews and approves standards and policies to ensure we are committed to achieving our objectives through the maintenance of the highest standards of responsible conduct and ethics.
The Board understands that effective directors act on an informed basis after thorough inquiry and careful review, appropriate in scope to the magnitude of the matter being considered. The directors know their position requires them to ask probing questions of management and outside advisors. The directors also rely on the advice, reports and opinions of management, counsel and expert advisors. In doing so, the Board evaluates the qualifications of those it relies upon for information and advice and also looks to the processes used by managers and advisors in reaching their recommendations. In addition, the Board has the authority to hire outside advisors at our expense if they feel it is appropriate.
Board Leadership Structure
Our Board currently consists of Messrs. Chen, Irving, Kimball, Mondre, Park, Parsons, Robel, Sharples and Wittlinger and Ms. Rafael.
Pursuant to our stockholder agreement, dated as of March 31, 2015, by and among us, Desert Newco and the other parties named therein, or the Stockholder Agreement, our stockholders are entitled to nominate members of our Board as follows:

•
so long as affiliates of KKR own, in the aggregate, (1) at least 10% of the shares of our Class A common stock outstanding (assuming all outstanding company units of Desert Newco, LLC, or the LLC Units, exchangeable for shares of Class A common stock are so exchanged (we refer to the calculation of the number of shares outstanding on such basis as an "As-Exchanged Basis")) on an As-Exchanged Basis immediately following the consummation of our initial public offering, or IPO, affiliates of KKR will be entitled to elect two directors and (2) less than 10% but at least 5% of the shares of Class A common stock outstanding on an As-Exchanged Basis immediately following the consummation of our IPO, they will be entitled to nominate one director;

•
so long as affiliates of Silver Lake own, in the aggregate (1) at least 10% of the shares of our Class A common stock outstanding on an As-Exchanged Basis immediately following the consummation of our IPO, affiliates of Silver Lake will be entitled to nominate two directors and (2) less than 10% but at least 5% of the shares of Class A common stock outstanding on an As-Exchanged Basis immediately following the consummation of our IPO, they will be entitled to nominate one director; and

•
so long as Mr. Parsons and his affiliates own, in the aggregate, at least 5% of the shares of Class A common stock outstanding on as As-Exchanged Basis immediately following the consummation of our IPO, Mr. Parsons and his affiliates will be entitled to nominate one director.

Chairperson
Our Corporate Governance Guidelines provide that the Board may, but is not required to, elect a chairperson. If the Board chooses to elect a Chairperson, the Chairperson will be elected annually by a majority of the directors upon a recommendation from the nominating and governance committee.
Charles Robel was elected as Chairman of the Board in March 2015.
Board Meetings and Committees
During our fiscal year ended December 31, 2015, the Board held six meetings (including regularly scheduled and special meetings). Each director attended 100% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.
Directors are expected to prepare for, attend and actively participate in all Board and committee meetings. We strongly encourage, but do not require, members of our Board to attend our annual meetings of stockholders.
Our Board has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board.
Audit and Finance Committee
During our fiscal year ended December 31, 2015, our audit committee held four meetings. Our audit committee is comprised of Messrs. Robel and Sharples and Ms. Rafael, with Mr. Robel serving as chairman. The composition of our audit committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations, including Rule 10A-3(b)(1)(iv) of the Securities Exchange Act of 1934 as amended, or the Exchange Act. Each member of our audit committee also meets the financial literacy requirements of the current NYSE listing standards. In addition, our Board has determined that

Mr. Robel is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year end operating results with management and the independent registered public accounting firm;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•
at least annually, obtains and reviews a report by the independent registered public accounting firm describing our internal control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•
approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Compensation Committee
During our fiscal year ended December 31, 2015, our compensation committee held five meetings. Our compensation committee is comprised of Messrs. Chen, Mondre and Parsons, with Mr. Chen serving as chairman. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee, among other things:

•	provides oversight of our compensation policies, plans and benefits programs and our overall compensation philosophy;

•
assists the Board in discharging its responsibilities relating to (i) oversight of the compensation of our CEO and other executive officers (including officers reporting under Section 16 of the Exchange Act) and (ii) approving and evaluating our executive officer compensation plans, policies and programs; and

•	administers our equity compensation plans for our executive officers, employees, directors and other service providers.
Our compensation committee seeks to ensure our compensation plans, policies and programs are structured to attract, retain and motivate the best available personnel for positions of substantial responsibility with us, to provide incentives for such persons to perform to the best of their abilities for us and to promote the success of our business. The compensation committee conducts an annual review of director compensation. This review includes input from our human resources department in order to evaluate director compensation compared to other companies of like size in the industry. Any change in Board compensation must be approved by the full Board.
Our compensation committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Nominating and Corporate Governance Committee
During our fiscal year ended December 31, 2015, our nominating and corporate governance committee held one meeting. Our nominating and corporate governance committee is comprised of Messrs. Chen, Mondre, Robel and Parsons, with Mr. Mondre serving as chairman. Our nominating and corporate governance committee, among other things:

•
identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees in accordance with the requirements of the Stockholder Agreement;

•	evaluates the performance of our Board and of individual directors;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews developments in corporate governance practices; and

•	develops and makes recommendations to our Board regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter satisfying the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Executive Committee
During our fiscal year ended December 31, 2015, our executive committee held two meetings. Our executive committee is comprised of Messrs. Chen, Mondre and Parsons. Our executive committee, among other things:

•	provides our executive officers with advice and input regarding the operations and management of our business; and

•	considers and makes recommendations to our Board regarding our business strategy.
In addition to approvals required by our Board, the actions listed below taken by us or any of our subsidiaries require the approval of our executive committee pursuant to its charter. The actions include:

•	change in control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $50 million;

•	incurring indebtedness in an aggregate principal amount in excess of $50 million;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving us or any of our significant subsidiaries;

•	making any material change in the nature of the business conducted by us or our subsidiaries;

•	terminating the employment of our CEO or hiring a new CEO;

•	increasing or decreasing the size of our Board;

•	waiving or amending the limited liability company agreement of Desert Newco Managers, LLC or the equity or employment agreements of our executive officers;

•	engaging in certain transactions with affiliates; and

•	any merger or liquidation of Desert Newco or creating any new class of equity securities of Desert Newco.
Our executive committee operates under a written charter. Under the Stockholder Agreement, we are required to maintain the executive committee for as long as (1) we continue to be a "controlled company," with affiliates of KKR, Silver Lake and Mr. Parsons (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively owning at least 50% in voting power of all shares of the stock of our company entitled to vote generally in the election of directors and (2) affiliates of KKR, Silver Lake and Mr. Parsons are each entitled to nominate a director.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee considers, among other things:

•
the qualifications, skills and other expertise required to be a director and recommends to the Board for its approval criteria to be considered in selecting nominees for director, or the Director Criteria;

•	evaluates the current composition of the Board and its committees, determines future requirements and makes recommendations to the Board for approval consistent with the Director Criteria;

•
identifies, evaluates and selects, or recommends for the selection of the Board candidates to fill new positions or vacancies on the Board consistent with the Director Criteria and the Stockholder Agreement;

•
considers any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of our amended and restated certificate of incorporation, or the Certificate, and our Bylaws;

•
evaluates the performance of individual members of the Board eligible for re-election, and selects, or recommends for the selection of the Board, the director nominees by class for election to the Board;

•	considers the Board’s leadership structure, including whether to appoint a Chairman and/or a lead independent director of the Board, and make such recommendations to the Board;

•	develops and reviews periodically the policies and procedures for considering stockholder nominees for election to the Board;

•	evaluates and recommends termination of membership of individual directors for cause or other appropriate reasons; and

•
evaluates the "independence" of directors and director nominees against the independence requirements of the NYSE, applicable rules and regulations promulgated by the SEC and other applicable laws (to the extent we are not a "controlled company").

Other than the foregoing, there are no stated minimum criteria for director nominees.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee reports to the Board its recommendations. Our nominating and corporate governance committee considers diversity of backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee considers candidates for director recommended by stockholders so long as such recommendations and nominations comply with our Certificate, our Bylaws, NYSE rules and regulations and applicable laws, including SEC rules and regulations.
Nominations of persons for election to the Board may be made by any stockholder who is entitled to vote at the meeting, who complies with the notice requirements set forth in our Bylaws and who was a stockholder of record at the time such notice was delivered to our Secretary.
For nominations to be properly brought a stockholder must give timely notice in writing to our Secretary. To be timely, a stockholder’s notice shall be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the day on which Public Announcement (as defined in the Bylaws) of the date of such meeting is made.
Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or as otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected.
Any stockholder nominations should be sent in writing to our Secretary at GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260. To be timely for the 2017 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 9, 2017 and no later than March 10, 2017.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board, or with an individual member or members of our Board, may do so by writing to our Board, or to the particular member or members of our Board, and mailing the correspondence to our general counsel at GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our general counsel, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted our Corporate Governance Guidelines, which reflect our Board’s commitment to a system of governance enhancing corporate responsibility and accountability, as well as compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. Our Corporate Governance Guidelines are available on our website at https://aboutus.godaddy.net/investor-relations/governance. In addition, our Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees, directors and executive officers, including our CEO, chief financial officer and senior financial officers. The Code of Business Conduct and Ethics considers questions of possible conflicts of interest of directors and corporate officers; and approves or prohibits any involvement of such persons in matters that may involve a conflict of interest or corporate opportunity. This Code of Business Conduct and Ethics is posted on our website at https://aboutus.godaddy.net/investor-relations/governance. Alternatively, you may obtain a copy by contacting our corporate offices by calling (480) 505-8800 or by visiting our principal executive offices at 14455 N. Hayden Road, Scottsdale, Arizona 85260. We intend to disclose on our website any amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics, or any waivers of its requirements.
Risk Management
While our Board is ultimately responsible for risk oversight, our Board committees assist our full Board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee provides oversight and review at least annually and discusses with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control those exposures, including our guidelines and polices with respect to risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment and tax matters, as well as any other enterprise risk management or business continuity matters our Board may delegate.
Non-Employee Director Compensation
Pursuant to our Outside Director Compensation Policy, each member of our Board who is not our employee and is not affiliated with a holder of greater than 5% of any class or series of capital stock, or an Eligible Director, will receive cash and equity compensation for Board services as described below.
Cash Compensation
Our Eligible Directors are entitled to receive the following cash compensation for their services:

•	$50,000 per year for service as a Board member;

•	$50,000 per year for service as chair of the Board;

•	$20,000 per year for service as chair of the audit committee;

•	$15,000 per year for service as a member of the audit committee;

•	$16,000 per year for service as chair of the compensation committee;

•	$12,000 per year for service as a member of the compensation committee;

•	$8,000 per year for service as chair of the nominating and corporate governance committee; and

•	$6,000 per year for service as a member of the nominating and corporate governance committee.
All cash payments to non-employee directors are paid annually.

Equity Compensation
Initial Award. Each person who became an Eligible Director following our IPO was automatically granted restricted stock units, or RSUs, with a value of $220,000. The restricted stock units vest annually over the next three anniversaries of the grant date, subject to the Eligible Director continuing to be a service provider.
Annual Award. On the date of each annual meeting beginning with the first annual meeting following our IPO, each Eligible Director will be granted restricted stock units with a value of $220,000; starting with our annual meeting in 2017, each Eligible Director will have had to have served on our Board for at least six months as of the time of the annual meeting to be eligible for such restricted stock unit grant. In addition, Mr. Robel will receive an annual award of restricted stock units with a value of $80,000 for his service as chairman of the Board. The restricted stock units vest fully on the day immediately prior to the next annual meeting after the effective date of grant, subject to the Eligible Director continuing to be a service provider.
The number of shares for the initial award or annual award will be determined by dividing the specified value by the per share grant date fair value of each type of award based on the assumptions used for financial reporting purposes, with the result rounded down.
2015 Non-Employee Director Compensation
The following table summarizes compensation paid by us to each of our non-employee directors during the fiscal year ended December 31, 2015. For all of our non-employee directors, we offer to reimburse any travel expenses or other related expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Equity Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Bob Parsons	—	—	—	29,299	29,299
Herald Chen	—	—	—	—	—
Adam H. Clammer(3)	—	—	—	—	—
Richard H. Kimball	—	—	—	—	—
John I. Park	—	—	—	—	—
Gregory K. Mondre	—	—	—	—	—
Elizabeth S. Rafael	65,000(4)	—	—	13,305	78,305
Charles J. Robel	107,500(5)	—	79,989	7,312	194,801
Brian H. Sharples(6)	—	—	—	—	—
Lee E. Wittlinger	—	—	—	—	—
__________

(1)
These amounts reflect the grant date fair value of the RSUs granted during 2015, as described under "Equity Compensation" above. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements, which are included in our 2015 Annual Report on Form 10-K, filed on March 3, 2016, or the 2015 Form 10-K.

(2)
These amounts reflect: (a) with respect to each of Mr. Parsons, Ms. Rafael and Mr. Robel, health insurance benefits for his or her service as a member of our Board; and (b) with respect to Ms. Rafael and Mr. Robel, distributions received in 2015 related to their ownership of LLC Units.

(3)	Mr. Clammer resigned from our Board in February 2015.

(4)	The amount reflects an annual cash retainer for Ms. Rafael’s service as a member of our Board and audit committee.

(5)
In March 2015, Mr. Robel was elected as Chairman of the Board. The amount reflects an annual cash retainer for Mr. Robel’s service as a member of our Board and as Chairman of our Board and audit committee. Mr. Robel received the following cash compensation in 2015: (a) for his service as a member of the Board, $50,000; (b) for his service as Chairman of the Board, $37,500, prorated for the portion of 2015 for which he served as Chairman; and (c) for his service as Chairman of the audit committee, $20,000.

(6)	Mr. Sharples joined our Board in March 2016.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is currently comprised of ten members. In accordance with our Certificate, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Nominees
Our nominating and corporate governance committee has recommended, and our Board has approved, Blake J. Irving, Charles J. Robel and John I. Park as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Irving, Robel and Park will serve as Class I directors until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a member of our Board. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance."
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted "FOR" the election of Messrs. Irving, Robel and Park. We expect that Messrs. Irving, Robel and Park will accept such nomination; however, in the event a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD RECOMMENDS A VOTE "FOR" EACH
OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP, or Ernst & Young, to be our independent registered public accounting firm for our fiscal year ending December 31, 2016. Ernst & Young has served as our independent registered public accounting firm since 2003.
Notwithstanding the appointment of Ernst & Young, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes such a change would be in the best interests of us and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 31, 2016. Our audit committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of Ernst & Young, our Board may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered by Ernst & Young for our fiscal years ended December 31, 2014 and 2015:

	2014	2015
	(in thousands)
Audit Fees(1)	$2,158	$2,267
Audit-Related Fees	—	—
Tax Fees(2)	102	38
All Other Fees	—	—
Total Fees	$2,260	$2,305
________

(1)
Audit Fees consist of professional services and expenses rendered in connection with (a) the audit of our annual consolidated financial statements, including our audited consolidated financial statements included in our 2015 Form 10-K, (b) the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, (c) statutory and regulatory filings or engagements for those fiscal years and (d) our Registration Statement on Form S-1 related to our IPO.

(2)
Tax Fees consist of fees for professional services and expenses for tax compliance, tax advice and tax planning. These services include transfer pricing tax consulting, assistance regarding federal, state and international tax compliance and other tax consulting services.

Auditor Independence
In our fiscal year ended December 31, 2015, there were no other professional services provided by Ernst & Young that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Vote Required
The ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the shares of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon (i.e., the number of votes cast in favor of the proposal exceeds the aggregate of votes cast against the proposal plus abstentions).
THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the "Executive Compensation" section of this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, policies and practices as described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on us, our compensation committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with our stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe the information we have provided in the "Executive Compensation" section of this proxy statement, and in particular the information discussed in "Executive Compensation-Compensation Discussion and Analysis," demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote "FOR" the resolution at the Annual Meeting.
Vote Required
The say-on-pay vote is advisory, and therefore not binding on us. Abstentions are considered votes cast, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board or our compensation committee. However, our Board and our compensation committee value the opinions of our stockholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.
THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF
THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION
Stockholders have the opportunity to advise the Board, in a non-binding vote, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation (that is, votes similar to the non-binding vote in Proposal No. 3 above) every one, two or three years.
While our compensation strategies are related to both the short-term and longer-term business outcomes, we make compensation decisions annually. We also believe an annual advisory vote on named executive officer compensation will give us more frequent feedback on our compensation disclosures and named executive officer compensation program. The Board has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends stockholders vote for future advisory votes on named executive officer compensation to occur each year.
The frequency receiving the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the Board or our compensation committee. However, the Board and the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our Board.
Vote Required
The option of one year, two years or three years receiving the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our Board. However, our Board and our compensation committee value the opinions of our stockholders, and will review the voting results and take them into consideration when setting the frequency of the advisory vote on executive compensation.
THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE EVERY "ONE YEAR" FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The audit committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by the Board, which is available on the Corporate Governance portion of our website at https://aboutus.godaddy.net/investor-relations/governance. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the company’s financial reporting process, the company’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young, is responsible for auditing the company’s consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with United States generally accepted accounting principles, and beginning as of December 31, 2016, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited consolidated financial statements with management and Ernst & Young;

•
discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with audit committees, as adopted by the Public Company Accounting Oversight Board; and

•
received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the audit committee’s review and discussions with management and Ernst & Young, the audit committee recommended to the Board that the audited consolidated financial statements be included in our 2015 Form 10-K for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the audit committee:
Charles J. Robel (Chairman)
Elizabeth S. Rafael
Brian H. Sharples

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 28, 2016. Officers are appointed by our Board to hold office until their successors are appointed and qualified.

Name	Age	Position(s)
Blake J. Irving	56	Chief Executive Officer and Director
Scott W. Wagner	45	Chief Financial Officer and Chief Operating Officer
Matthew B. Kelpy	43	Chief Accounting Officer
Philip H. Bienert	48	Chief Marketing Officer
James M. Carroll	45	Executive Vice President, International
Auguste D. Goldman	44	Chief People Officer
Arne M. Josefsberg	58	Executive Vice President, Chief Infrastructure Officer and Chief Information Officer
Nima J. Kelly	53	Executive Vice President and General Counsel
Elissa E. Murphy	47	Chief Technology Officer and Executive Vice President, Cloud Platforms
For Blake J. Irving’s biography, please see "Board of Directors and Corporate Governance-Nominees for Director."
Scott W. Wagner has served as our Chief Financial Officer and Chief Operating Officer since May 2013 and previously served as our Interim Chief Executive Officer from July 2012 to January 2013. Prior to joining our company, he served in various roles, including most recently as a Member and North American Co-Head of KKR Capstone, which provides consulting services to KKR and the portfolio companies of KKR’s affiliated funds, from June 2000 to May 2013. Mr. Wagner holds a B.A. degree in Economics, magna cum laude, from Yale University and an M.B.A. degree from Harvard Business School.
Matthew B. Kelpy has served as our Chief Accounting Officer since November 2014. Prior to joining our company, he served in various accounting roles at AOL Inc. from July 2005 to November 2014, most recently as Chief Accounting Officer. Mr. Kelpy holds a BBA degree in Accounting and a Master of Accounting degree from the University of Michigan and is a Certified Public Accountant.
Philip H. Bienert has served as our Chief Marketing Officer since March 2015. Mr. Bienert also served as our Executive Vice President, Digital Commerce from April 2013 to March 2015. Prior to joining our company, he served in various roles, including Senior Vice President, Consumer Digital Experience, at AT&T Inc. from February 2008 to April 2013. From January 2005 to February 2008, Mr. Bienert served as Senior Vice President, Customer Experience at Citigroup Inc. Mr. Bienert holds a B.A. degree in History from Georgetown University and an M.B.A. degree from the University of Texas at Austin.
James M. Carroll has served as our Executive Vice President, International since April 2013. Prior to joining our company, he served as Senior Vice President at Yahoo! Inc. from October 2010 to April 2013. From July 1997 to October 2010, Mr. Carroll served in various roles at Microsoft Corporation, most recently as General Manager. Mr. Carroll holds a B.S. degree in Science from Maynooth University of Ireland.
Auguste D. Goldman has served as our Chief People Officer since April 2013. Mr. Goldman also served as our Chief Information Officer from January 2012 to April 2013 and served as a consultant to us as a Technology Champion from June 2010 to January 2012. Prior to joining our company, he served as a Managing Director at Integralis AB, an NTT Communications company, from June 2008 to June 2010. Mr. Goldman attended Dartmouth College.
Arne M. Josefsberg has served as our Executive Vice President, Chief Infrastructure and Chief Information Officer since January 2014. Prior to joining our company, he served as Chief Technology Officer at ServiceNow Inc., an IT service management software company, from September 2011 to December 2013. From October 1985 to September 2011, Mr. Josefsberg served in various management roles at Microsoft Corporation, including most recently as General Manager, Windows Azure Infrastructure. Mr. Josefsberg holds a M.Sc. degree in Applied Physics from Lund University.
Nima J. Kelly has served as our Executive Vice President and General Counsel since October 2012. Ms. Kelly also served in various roles at GoDaddy from July 2002 to October 2012, including most recently as Deputy General Counsel. Ms. Kelly holds a B.A. degree in Political Science, summa cum laude, from Gettysburg College and a J.D. degree from the University of Pennsylvania School of Law.

Elissa E. Murphy has served as our Chief Technology Officer and Executive Vice President, Cloud Platforms since May 2013. Prior to joining our company, she served as Vice President of Cloud Platforms at Yahoo! Inc. from November 2010 to April 2013. From July 1997 to October 2010, Ms. Murphy served in various engineering roles at Microsoft Corporation including General Manager, Technical Computing. On April 12, 2016, Ms. Murphy resigned as Chief Technology Officer and Executive Vice President, Cloud Platforms, effective May 17, 2016.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The compensation provided to our "named executive officers," or NEOs, for 2015 is detailed in the 2015 Summary Compensation Table and other tables and the accompanying footnotes and narrative following this section. This compensation discussion and analysis summarizes the decision process, objectives and philosophy for our executive compensation program and a description of each component of compensation we provide to our NEOs. Our NEOs for 2015 were:

•	Blake J. Irving, our Chief Executive Officer;

•	Scott W. Wagner, our Chief Financial Officer and Chief Operating Officer;

•	Philip H. Bienert, our Chief Marketing Officer and Executive Vice President, Digital Commerce;

•	James M. Carroll, our Executive Vice President, International; and

•	Arne M. Josefsberg, our Executive Vice President, Chief Infrastructure Officer and Chief Information Officer.
General Compensation Philosophy
Our general compensation philosophy is to provide programs to attract, retain and motivate key employees who are critical to our long-term success and to tie a significant portion of their compensation to delivering business results. We strive to provide a competitive compensation package to our executive officers to reward achievement of our business objectives and align their interests with the interests of our stockholders.
Over the last several years, our executive compensation program has been comprised of a combination of cash and equity compensation, with an emphasis on both equity and performance. Our long-term equity compensation program includes performance-based and time-based components. Through the end of our fiscal year ended December 31, 2015, equity awards primarily consisted of stock options, with 40% of the option award subject to performance-based vesting and 60% subject to time-based vesting. The performance-based options generally become eligible to vest only if (1) we achieve pre-established annual bookings and adjusted EBITDA targets for each of the four or five years following the grant date (grants prior to 2015 have a five-year vesting period; grants in 2015 and later have a four-year vesting period) and (2) the recipient remains employed through achievement. We believe this design strengthens the alignment between the interests of our executive officers and stockholders by tying vesting of these options to achievement against key performance objectives, which ultimately results in both the growth of our business and the growth in the value of our business. Our use of both time- and performance-based options also promotes executive officer retention by requiring continued employment through achievement for the option to vest.
We expect to continue to design our executive compensation program based on a "pay for performance" philosophy, with a significant compensation component earned, in part, based on the achievement of our performance goals.
Compensation Decision Process
Our executive compensation program for the fiscal year ended December 31, 2015, reflected our transition from a late-stage private company to a new publicly-traded company. Prior to our IPO, our executive compensation program was administered by Desert Newco’s Board, compensation committee and executive committee, as applicable, or, collectively, the Desert Newco Board. Since our IPO, our executive compensation program has been administered by our compensation committee. Our Chief Executive Officer and other members of our management team have provided input at the direction of the applicable committee.
The initial compensation arrangements for each of our executive officers, including our NEOs, who joined us after the Merger (other than Mr. Irving and Mr. Wagner) were negotiated by our Chief Executive Officer and submitted to the Desert

Newco Board for approval. Each of Mr. Irving and the Desert Newco Board exercised their judgment to set a total compensation package for these executive officers that was competitive as measured against their assessment of the market and the compensation packages of our then-existing executive team. Mr. Irving, in negotiating these packages, considered the total compensation package that would be necessary to recruit these executive officers and provide them with the appropriate incentives to drive growth in the value of our business. In approving these new hire arrangements, the members of the Desert Newco Board relied on their experience and judgment, and that of Mr. Irving, and reviewed his recommendations to ensure the compensation packages were appropriate based on the executive officer’s title and position.
The initial compensation arrangements for Messrs. Irving and Wagner were negotiated by the Desert Newco Board. The Desert Newco Board exercised its judgment to set compensation levels for Messrs. Irving and Wagner that would align their interests with our stockholders and provide incentives for Messrs. Irving and Wagner to remain with us through and following a liquidity event. The Desert Newco Board heavily weighed these executive officers’ past experience and anticipated future contributions to us in approving their compensation packages.
Adjustments to executive compensation since the Merger have resulted from our desire to remain market competitive or to reflect changes in an executive officer’s title, authority or job responsibilities. These changes were negotiated by Mr. Irving or Mr. Wagner, as applicable, with direction and oversight from the Desert Newco Board. We generally did not make adjustments to executive officer compensation in fiscal 2015 in order to focus efforts on driving the growth and expansion of our business for our equity holders.
Components of Executive Compensation Program
The compensation program for our executive officers, including our NEOs, consists of the following primary components:

•	base salary;

•	short-term cash incentives;

•	long-term equity incentives;

•	broad-based employee benefits; and

•	post-termination severance benefits.
We believe these five primary compensation components provide an executive compensation program that attracts and retains qualified individuals, links individual performance to corporate performance, focuses the efforts of our executive officers on the achievement of both our short- and long-term objectives and aligns our executive officers’ interests with those of our stockholders.
The overall use and weight of each primary compensation element is based on our subjective determination of the importance of each element in meeting our overall objectives. We seek to make a significant amount of each executive officer’s total potential compensation "at risk" based on corporate performance, including cash performance bonuses and performance-based equity awards, which are earned only if we achieve specified key short-term and long-term performance objectives.
In connection with the initial hiring of certain executive officers, we have provided cash sign-on bonuses to attract and recruit executive officer candidates, and in an amount and on terms our Chief Executive Officer and compensation committee have determined are appropriate based on the candidate’s anticipated title and position.
Base salary
We provide base salaries to compensate our employees, including our NEOs, for services rendered on a day-to-day basis. The 2015 base salaries of our NEOs generally were set through negotiations at the time the NEO joined us and were approved by the Desert Newco Board. The base salaries for our NEOs were based on what we believed would be necessary to attract the individual to join us and a subjective assessment of what amount would be market competitive based on his title and expected future contribution. Except for Mr. Carroll, who received an increase to his base salary effective as of January 4, 2015, we did not make any adjustments to the base salaries for any of our NEOs in 2015.

The following table shows the base salaries for our NEOs in 2015:

Name	Base Salary
Blake J. Irving	$1,000,000
Scott W. Wagner	750,000
Philip H. Bienert	450,000
James M. Carroll	515,000
Arne M. Josefsberg	450,000
Short-term incentives (annual cash bonuses)
Our short-term cash incentive program seeks to provide incentives to our executive officers, including our NEOs, to drive annual performance based on our operating plan. At the beginning of each year, the Desert Newco Board or our Board, as applicable, with input from our management team, establishes performance goals and the formula for paying cash bonuses. The performance goals are intended to be stretch goals, which are attainable through focused efforts and leadership by our executive officers. Each executive officer is eligible to earn a portion of his or her target cash bonus opportunity based on the achievement against these pre-established performance goals and their relative weightings under the formula established by the compensation committee for that year.
The target cash bonus opportunity for each of our NEOs is set forth below. To determine an NEO’s actual bonus (as set forth in the Summary Compensation Table), a multiplier is calculated based on actual achievement against the performance objectives described below and is applied to the target cash bonus opportunity to determine the actual cash bonus:

Name	Target Bonus as a Percentage of Base Salary
Blake J. Irving	100%
Scott W. Wagner	100%
Philip H. Bienert	60%
James M. Carroll	60%
Arne M. Josefsberg	60%
2015 cash bonus plan. For 2015, the cash bonus plan consisted of two components: a corporate performance goal component (80% weight) and an individual performance goal component (20% weight). We believe this design provided the appropriate incentives for our executive officers, including our NEOs, to work collaboratively as a team to achieve important financial, business and strategic goals in our 2015 operating plan and to reward individual contributions strengthening our overall business. The corporate performance goal component was based on the achievement of certain levels of (a) bookings, (b) adjusted EBITDA, (c) unlevered free cash flow and (d) total customers.
Our 2015 goals were weighted as follows:

Performance Goal	Weighting
Bookings	40%
Adjusted EBITDA	25%
Unlevered Free Cash Flow	15%
Total Customers	20%

Bookings. We calculate bookings for 2015 bonus plan purposes in the same manner as we disclosed in our 2015 Form 10-K. Bookings differs from cash revenue due to aftermarket domain sales being recorded as gross sales for cash revenue purposes with the offsetting commissions recorded in cost of cash revenue while total bookings recorded net sales (gross sales less commissions). The following table describes the levels of bookings required to be achieved in 2015 and the corresponding multipliers applied to the portion of the eligible bonus (40% of the 2015 bonus) upon achievement of this performance goal:

Bookings(1)	Multiplier Allocated to Bookings
$2.0 billion and greater	A multiplier of 175% is allocated to achievement of this performance goal.
At least $1.89 billion but less than $2.0 billion	A multiplier between 65% and 174% is allocated to achievement of this performance goal, based on the level of achievement within the bookings range.
Less than $1.89 billion	No amount is payable with respect to this performance goal.
____________

(1)	If we achieved bookings of $1.925 billion, this would have resulted in 100% achievement of the 40% of bonus opportunity applicable to bookings.
Adjusted EBITDA. We calculate adjusted EBITDA for 2015 bonus plan purposes in the same manner as we disclosed in our 2015 Form 10-K. Adjusted EBITDA differs from cash EBITDA due to the inclusion in our calculation of cash EBITDA of certain components of working capital and certain acquisition-related expenses, as well as the exclusion of certain litigation costs. The following table describes the levels of adjusted EBITDA required to be achieved in 2015 and the corresponding multipliers applied to the portion of the eligible bonus (25% of the 2015 bonus) upon achievement of this performance goal:

Adjusted EBITDA(1)	Multiplier Allocated to Adjusted EBITDA
$380 million and greater	A multiplier of 175% is allocated to achievement of this performance goal.
At least $320 million but less than $380 million	A multiplier between 65% and 174% is allocated to achievement of this performance goal, based on the level of achievement within the adjusted EBITDA range.
Less than $320 million	No amount becomes payable with respect to this performance goal.
____________

(1)	If we achieved adjusted EBITDA of $335 million, this would have resulted in 100% achievement of the 25% of bonus opportunity applicable to adjusted EBITDA.
Unlevered Free Cash Flow. Unlevered free cash flow is a measure of our performance used by management to evaluate our business prior to the impact of our capital structure and after tax distributions required by Desert Newco's LLC agreement and purchases of property and equipment, such as data center and infrastructure investments, that can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses. The following table describes the levels of unlevered free cash flow required to be achieved in 2015 and the corresponding multipliers applied to the portion of the eligible bonus (15% of the 2015 bonus) upon achievement of this performance goal:

Unlevered Free Cash Flow(1)	Multiplier Allocated to Unlevered Free Cash Flow
$325 million and greater	A multiplier of 175% is allocated to achievement of this performance goal.
At least $269 million but less than $325 million	A multiplier between 65% and 174% is allocated to achievement of this performance goal, pro-rated based on the level of achievement within the unlevered free cash flow range.
Less than $269 million	No amount becomes payable with respect to this performance goal.
____________

(1)	If we achieved unlevered free cash flow of $283 million, this would have resulted in 100% achievement of the 15% of bonus opportunity applicable to adjusted EBITDA

Total customers. We calculate total customers for 2015 bonus plan purposes in the same manner as we disclosed in our 2015 Form 10-K. The following table describes the levels of total customers required to be achieved in 2015 and the corresponding multipliers applied to the portion of the eligible bonus (20% of the 2015 bonus) upon achievement of this performance goal:

Total Customers(1)	Multiplier Allocated to Total Customers
15.1 million and greater	A multiplier of 175% allocated to achievement of this performance goal.
At least 13.66 million but less than 15.1 million	A multiplier between 65% and 174% is allocated to achievement of this performance goal, based on the level of achievement within such total customers range.
Less than 13.66 million	No amount becomes payable with respect to this performance goal.
____________

(1)	If we achieved 14.1 million total customers, this would have resulted in 100% achievement of the 20% of bonus opportunity applicable to total customers.
Individual performance goals. The individual performance goals component was based on a qualitative assessment of each executive officer’s individual performance for 2015 by considering criteria such as professional effectiveness, leadership, strategic and operational execution and creativity.
2015 results. Following the 2015 performance period, the compensation committee, with the assistance of our management team, assessed our performance against the 2015 corporate performance goals and determined that we achieved bookings of $1.914 billion (resulting in a multiplier of 90% for the bookings performance goal), adjusted EBITDA of $337 million (resulting in a multiplier of 102% for the adjusted EBITDA performance goal), unlevered free cash flow of $294 million (resulting in a multiplier of 112% for the unlevered free cash flow performance goal) and total customers of 13.8 million (resulting in a multiplier of 76% for the total customers performance goal). This resulted in a multiplier of 94% for the corporate performance component to be used for calculating the 2015 cash bonus for each of our executive officers, including our NEOs.
Following the 2015 performance period, the compensation committee conducted a qualitative assessment of each executive officer’s performance in 2015 to determine his or her achievement percentage for the individual performance component. The compensation committee determined the individual performance component was achieved as follows: Mr. Irving 94%, Mr. Wagner 94%, Mr. Bienert 75.2%, Mr. Carroll 94% and Mr. Josefsberg 122.2%. Messrs. Irving and Wagner assisted the compensation committee with this assessment, but did not provide assistance with respect to their own performance.
The cash bonus paid to each NEO for 2015 is set forth in the "Summary Compensation Table" following this section.
Long-term incentives (equity awards)
We grant equity awards to motivate and reward our employees, including our executive officers and NEOs, for our long-term performance and thereby align the interests of our employees with those of our stockholders. Additionally, equity awards provide an important retention tool for all employees as the awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.
Form of Equity Awards. Through the end of fiscal year 2015, the equity awards granted to our executive officers, including our NEOs, and other employees have primarily been in the form of options to purchase equity. We believe options provide an appropriate incentive for our executive officers, including our NEOs, because they provide opportunity to realize value only if our value increases (which benefits our stockholders) and the executive officers, including our NEOs, remain employed with us through each vesting date. In the future, we may grant full-value awards, such as restricted stock units, to our employees, including our executive officers, to remain competitive with the companies with which we compete for talent, most of whom offer full-value awards as a central piece of their equity compensation program.
In February 2015, the compensation committee, with input from our Chief Executive Officer, granted Philip Bienert an option that was converted in connection with our IPO into an option to purchase 58,750 shares of our Class A common stock. This option was granted to reward him for his contributions to us and to bring his total equity opportunity to a level the compensation committee believed was market-competitive. This option vests over a four-year period, but otherwise vests in accordance with the "Vesting conditions" set forth below. No other executive officer was granted an equity award in fiscal year 2015, as we believed their current equity opportunities provided the appropriate incentives.
Vesting conditions. The options granted to our NEOs and other executive officers are subject to time- and performance-based vesting requirements as set forth below, except as noted in the paragraph above for Mr. Bienert’s 2015 option.
60% of an NEO’s option, or the Time Option, vests and becomes exercisable over a five-year period as to 20% of the Time Option each year on the anniversary of the applicable vesting commencement date, subject to his or her continued employment; and
40% of an NEO’s option, or the Performance Option, vests and becomes exercisable over a five-year period as to 20% of the Performance Option each year based on achievement of annual bookings and adjusted EBITDA performance targets, subject to the NEO’s continued employment through the applicable vesting date. Each year’s performance targets were established by the Desert Newco Board or our compensation committee, as applicable. If either or both of the annual performance targets are not achieved in a given year but the performance targets for the subsequent year are exceeded, then the amount of any excess achievement in the subsequent year’s performance targets may be added to the prior year’s achievement to retroactively determine whether the prior year’s performance targets were met. In such a circumstance, the 20% of the Performance Option that did not vest in the prior year will vest if both of the prior year annual performance targets are then met, subject to the NEO’s continued employment through the applicable vesting date.
At the time of grant, a set of performance targets was established for the five years following the grant, but the Desert Newco Board or our compensation committee, as applicable, assesses the targets each year and can modify them, including to take into account acquisitions or divestitures, as appropriate.
The options granted to our employees, including our NEOs, are subject to certain vesting accelerations in the event of a change in control or certain involuntary terminations of employment following a change in control. See "Potential Payments Upon Termination or Change in Control" below for more information.
Size of option grants. Historically, we have not applied a rigid formula in determining the size of option grants to our NEOs. Instead, the size of option grants was determined based on one or more of the following: the range of prior grants made to the executive team with consideration given to the nature of the position, the executive officer’s experience, the equity opportunity the executive officer may have had with his or her prior employer, the competitive market, the amount of equity necessary to recruit him or her and current market conditions.
2015 performance-based option vesting conditions. Certain of the Performance Options granted to our executive officers, including our NEOs, prior to 2015 were eligible to vest based on us achieving $1.833 billion in bookings and $332 million in adjusted EBITDA in 2015, or the 2015 Performance Options. If both the bookings and adjusted EBITDA targets were achieved, then the 2015 Performance Options would vest, subject to the applicable executive officer’s continued employment with us. Following the end of fiscal 2015, the compensation committee, in consultation with management, reviewed our achievement against these performance objectives and determined our performance exceeded the objectives necessary to vest the 2015 Performance Options. As a result, 100% of the 2015 Performance Options vested.
Broad-based employee benefits
Our compensation program for our executive officers, including our NEOs, includes benefits generally available to our other full-time employees, including participation in our patent incentive program. Offering these employee benefits serves to attract and retain our employees, including our NEOs. We anticipate our employee benefits programs will be reviewed periodically in order to ensure they continue to serve these purposes and remain competitive.
We have established a tax-qualified Section 401(k) retirement savings plan for our NEOs and other employees who satisfy the eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we provide matching contributions made by participants in the plan up to a maximum of 3.5% of eligible compensation annually, subject to limitations in our 401(k) plan applicable to highly compensated employees. We intend for the plan to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, enabling contributions by participants to the plan, and income earned on plan contributions, to not be taxable to participants until withdrawn from the plan. Additional benefits provided to our employees, including NEOs, consist of medical, dental, vision, short term disability, long term disability and life insurance benefits as well as flexible spending accounts. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees.
Post-termination severance benefits and change in control benefits
The compensation committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of our company and stockholders. We have entered into employment agreements with certain key executives, including many of our NEOs, to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination other than for death, disability, cause or voluntary termination for good reason. We believe it is imperative to provide such individuals with severance benefits upon such involuntary terminations of employment to secure their continued dedication to their work, without the distraction of negative economic consequences of potential termination. We believe the severance benefits we provide are competitive based on our assessment of similarly situated individuals at companies with which we compete for talent and are appropriate since the benefits are subject to the executive’s entry into a release of claims in our favor. For more detail, see "Potential Payments Upon Termination or Change in Control."
Tax considerations
We have not provided any of our executive officers or directors with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Section 280G or Code Section 409A. Code Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event an executive officer, director or other service provider receives "deferred compensation" not meeting the requirements of Code Section 409A.
Based on the limitations imposed by Code Section 162(m), we generally may receive a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain of our other highly compensated officers only if the compensation is less than $1,000,000 per person during any year or is "performance-based" under Code Section 162(m). There is a transition period for newly-public companies providing us with relief from these limitations for a transition period following our IPO. While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation strongly linking pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, we intend to consider tax deductibility under Code Section 162(m) as a factor in our compensation decisions.

Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities earned by our NEOs for 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Equity Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)(4)(5)	All Other Compensation ($)(6)	Total ($)
Blake J. Irving	2015	1,000,000	—	—	—	940,000	5,194	1,945,194
Chief Executive Officer	2014	1,000,000	—	—	—	816,000	5,000	1,821,000
	2013	934,615	—	—	8,838,644	983,562	4,405	10,761,226
Scott W. Wagner	2015	750,000	—	—	—	705,000	5,382	1,460,382
Chief Financial Officer & Chief Operating Officer	2014	750,000	—	—	—	612,000	5,168	1,367,168
	2013	441,346	—	—	8,654,625	750,000	909	9,846,880
Philip H. Bienert	2015	450,000	—	—	463,620	243,648	5,000	1,162,268
Chief Marketing Officer	2014	450,000	—	—	—	220,320	16,621	686,941
	2013	308,077	260,000	—	1,607,288	198,247	88	2,373,700
James M. Carroll	2015	514,538	—	—	—	290,460	5,000	809,998
Executive Vice President, International	2014	500,000	12,000	—	—	244,800	5,000	761,800
	2013	350,000	504,000	—	1,978,200	225,205	438	3,057,843
Arne M. Josefsberg	2015	450,000	—	—	—	269,028	5,000	724,028
Executive Vice President, Chief Infrastructure Officer and Chief Information Officer	2014	423,836	—	—	3,215,360	207,510	6,619	3,853,325
	2013	—	—	—	—	—	—	—
____________

(1)	The amounts in the "Bonus" column reflect sign-on bonuses paid to the NEO in connection with his hiring.

(2)
The amounts in the "Option Awards" column reflect the aggregate grant date fair value of stock options granted during the fiscal year. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements, which are included in our 2015 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
For 2015, represents cash incentive compensation payments paid based on performance against the target corporate performance goal component and the individual performance goal components for the performance period of January 1, 2015 through December 31, 2015. Following the 2015 performance period, the compensation committee, with the assistance of our management team, assessed our performance against the 2015 corporate and individual performance goals as described under "Compensation Discussion and Analysis-Components of Executive Compensation Program-Short-term incentives (annual cash bonuses)."

(4)
For 2014, represents cash incentive compensation payments paid based on performance against the target corporate and individual performance goals for the performance period of January 1, 2014 through December 31, 2014. Following the 2014 performance period, the Desert Newco Board, with the assistance of our management team, assessed our performance against the 2014 performance goals and determined we achieved bookings of $1.675 billion (resulting in a multiplier of 87.0% for the bookings performance goal), adjusted EBITDA of $271 million (resulting in a multiplier of 72.5% for the adjusted EBITDA performance goal) and total customers of 12.709 million (resulting in a multiplier of 89.0% for the total customers performance goal). This resulted in a multiplier of 81.6% to be used for calculating each NEO’s 2014 cash bonus.

(5)
For 2013, represents cash incentive compensation payments paid based on performance against the target corporate and individual performance goals for the performance period of January 1, 2013 through December 31, 2013. Following the 2013 performance period, the Desert Newco Board, with the assistance of our management team, assessed our performance against the 2013 performance goals and determined we achieved cash revenue of $1.421 billion (resulting in a multiplier of 86% for the cash revenue performance goal), cash EBITDA of $230 million (resulting in a multiplier of 100% for the cash EBITDA performance goal) and new customers of 2.956 million (resulting in a multiplier of 182% for the new customers performance goal). This resulted in a multiplier of 122% to be used for calculating each NEO’s 2013 cash bonus. Although the calculation resulted in a 122% multiplier, our Chief Executive Officer and other executives, with the approval of the Desert Newco Board, determined it would be more appropriate to pay the cash bonus at 100% because the significant outperformance of the new customers performance goal did not translate directly enough into increased cash revenue.

(6)
The amounts in the "All Other Compensation" column consist of certain benefits provided to our NEOs, which are generally available to our similarly situated employees, including relocation allowance, 401(k) company matching, healthcare coverage and use a company-leased vehicle.

Grants of Plan-Based Awards 2015
The following table presents information regarding grants of plan-based awards made to our NEOs during 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Equity Awards: Number of Securities Underlying Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)(3)	Grant Date Fair Value of Option Awards ($)(4)
Name	Grant Date	Threshold	Target	Maximum
Blake J. Irving	—	520,000	1,000,000	N/A	—	—	—	—
Scott W. Wagner	—	390,000	750,000	N/A	—	—	—	—
Philip H. Bienert	—	140,400	270,000	N/A	—	—	—	—
	2/23/2015	—	—	—	—	58,750	19.50	463,620
James M. Carroll	—	160,680	309,000	N/A	—	—	—	—
Arne M. Josefsberg	—	140,400	270,000	N/A	—	—	—	—
____________

(1)
The amounts represent target cash bonus amounts payable at the time the grants of awards were made and assume the achievement of the corporate and individual components at the target level for 2015. Payments of these amounts are subject to a minimum payment limitation of 52% based on achieving the minimum of the target performance objectives. Payments of these amounts are not subject to a maximum payment limitation. The material terms of the awards are discussed in "Compensation Discussion and Analysis-Components of Executive Compensation Program-Short-term incentives (annual cash bonuses)."

(2)	The amounts reflect the number of stock options granted as discussed in "Compensation Discussion and Analysis-Components of Executive Compensation Program-Long-term incentives (equity awards)."

(3)	The exercise price for option awards is set at the fair market value of a share of our Class A common stock on the grant date.

(4)
The amounts reflect the aggregate grant date fair value of stock options granted during the fiscal year . The assumptions we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements, which are included in our 2015 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2015:

	Option Awards						Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options(2)(3)	Option Exercise Price	Option Expiration Date	Number of Unvested Shares (#)	Market Value of Unvested Shares	Number of Unearned Shares or Other Rights (#)	Market or Payout Value of Unearned Shares or Other Rights
Blake J. Irving	1/24/2013	796,812	717,131	478,088	7.44	1/24/2023	—	—	—	—
Scott W. Wagner	5/16/2013	735,000	661,500	441,000	7.90	5/16/2023	—	—	—	—
Philip H. Bienert	5/16/2013	136,500	122,850	81,900	7.90	5/16/2023	—	—	—	—
	2/23/2015	—	35,250	23,500	19.50	2/23/2025	—	—	—	—
James M. Carroll	5/16/2013	168,000	151,200	100,800	7.90	5/16/2023	—	—	—	—
Arne M. Josefsberg	3/12/2014	80,000	192,000	128,000	15.24	3/12/2024	—	—	—	—
_________

(1)
Options granted prior to 2015 become vested and exercisable over a five-year period as to 20% of the options each year on the anniversary of the applicable grant date, subject to the NEO's continued employment. Options granted in 2015 become vested and exercisable over a four-year period as to 25% of the options each year on the anniversary of the applicable grant date, subject to the NEO's continued employment.

(2)
Options granted prior to 2015 become vested and exercisable over a five-year period as to 20% of the options each year based achievement of annual performance targets established by the Desert Newco Board or our compensation committee, as applicable, subject to the NEO’s continued employment through the applicable vesting date. If either or both of the annual performance targets are not achieved in a given year but the performance targets for the subsequent year are exceeded, then the amount of any excess achievement in the subsequent year’s performance targets may be added to the prior year’s achievement to retroactively determine whether the prior year’s performance targets were met. In such a circumstance, the 20% of the options that did not vest in the prior year will vest if both of the prior year annual performance targets are then met, subject to the NEO’s continued employment through the applicable vesting date.

(3)
Options granted in 2015 become vested and exercisable over a four-year period as to 25% of the option each year based on achievement of annual performance targets established by the compensation committee, subject to the NEO’s continued employment through the applicable vesting date. If either or both of the annual performance targets are not achieved in a given year but the performance targets for the subsequent year are exceeded, then the amount of any excess achievement in the subsequent year’s performance targets may be added to the prior year’s achievement to retroactively determine whether the prior year’s performance targets were met. In such a circumstance, the 25% of the options that did not vest in the prior year will vest if both of the prior year annual performance targets are then met, subject to the NEO’s continued employment through the applicable vesting date.

Executive Employment Agreements
Blake J. Irving
In 2015, we entered into an employment agreement with Blake J. Irving. The employment agreement expires on December 31, 2018 (and may be extended through mutual agreement) and provides that Mr. Irving is an at-will employee. Mr. Irving’s current annual base salary is $1,000,000 and he is eligible for an annual target cash incentive payment equal to 100% of his base salary. Mr. Irving’s employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Scott W. Wagner
In 2015, we entered into an employment agreement with Scott W. Wagner. The employment agreement expires on December 31, 2018 (and may be extended through mutual agreement) and provides that Mr. Wagner is an at-will employee. Mr. Wagner’s current annual base salary is $750,000 and he is eligible for an annual target cash incentive payment equal to 100% of his base salary. Mr. Wagner’s employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Philip H. Bienert
In 2015, we entered into an employment agreement with Philip H. Bienert. The employment agreement expires on December 31, 2017 (and may be extended through mutual agreement) and provides that Mr. Bienert is an at-will employee. Mr. Bienert’s current annual base salary is $450,000 and he is eligible for an annual target cash incentive payment equal to 60% of his base salary. Mr. Bienert’s employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
James M. Carroll
In 2015, we entered into an employment agreement with James M. Carroll. The employment agreement expires on December 31, 2017 (and may be extended through mutual agreement) and provides that Mr. Carroll is an at-will employee. Mr. Carroll’s current annual base salary is $515,000 and he is eligible for an annual target cash incentive payment equal to 60% of his base salary. Mr. Carroll’s employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Arne M. Josefsberg
In 2015, we entered into an employment agreement with Arne M. Josefsberg. The employment agreement expires on December 31, 2017 (and may be extended through mutual agreement) and provides that Mr. Josefsberg is an at-will employee. Mr. Josefsberg’s current annual base salary is $450,000 and he is eligible for an annual target cash incentive payment equal to 60% of his base salary. Mr. Josefsberg’s employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Potential Payments Upon Termination or Change in Control
Cash Benefits
Each of our NEOs who has entered into an employment agreement with us as described above is entitled to the following cash severance under his or her employment agreement:
If an NEO’s employment is terminated either by us without "cause" (other than by reason of death or "disability") or by the NEO for "good reason" (as such terms are defined in his or her employment agreement), and in each case the termination occurs outside of the period beginning three months prior to and ending 18 months following a "change in control" (as defined in his or her employment agreement, and such period, the "Change in Control Period"), the NEO will receive a lump sum cash severance payment equal to the following:

•	50% of the NEO’s annual base salary rate as then in effect (100%, in the case of Messrs. Irving and Wagner); plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	pro-rated amount of the target annual cash bonus for the year of termination; plus

•	6 months of the cost of health insurance under COBRA (12 months, in the case of Messrs. Irving and Wagner).
If an NEO’s employment is terminated either by us without "cause" (other than by reason of death or "disability") or by the NEO for "good reason" during the Change in Control Period, the NEO will receive a lump sum cash severance payment equal to the following:

•	75% of the NEO’s annual base salary rate as then in effect (150%, in the case of Messrs. Irving and Wagner); plus

•	any earned but unpaid annual cash bonus for a prior year; plus

•	75% of the target annual cash bonus for the year of termination or, if higher, the date immediately prior to the change in control (150%, in the case of Messrs. Irving and Wagner); plus

•	9 months of the cost of health insurance under COBRA (18 months, in the case of Messrs. Irving and Wagner).
If an NEO’s employment is terminated by reason of death or "disability" (as such term is defined in his or her employment agreement), the NEO will receive a lump sum cash severance payment equal to the following:

•	any earned but unpaid annual cash bonus for a prior year; plus

•	pro-rated amount of the target annual cash bonus for the year of termination.
In order to receive the cash severance benefits described above, the NEO must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for up to twelve months as set forth in his or her employment agreement following the termination date.
In the event any of the payments provided for under these employment agreements, or otherwise payable to the NEO, would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he or she would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment agreement with any of our NEOs provides for any tax gross-up payments.
Equity Benefits
Each NEO’s option agreement provides that upon a "change in control" (as defined in the 2011 Plan), 100% of the NEO’s unvested options (Time Options and Performance Options) will vest and become exercisable immediately prior to the change in control if, as a result of such change in control, (i) KKR, Silver Lake and TCV, at the time of the change in control, achieve an internal rate of return of at least 25% or (ii) KKR, Silver Lake and TCV, at the time of the change in control, earn at least three times the purchase price they paid for their equity interest, whether acquired, directly or indirectly, in each case, based on cash received by KKR, Silver Lake and TCV on a cumulative basis (excluding tax distributions and after deduction for any applicable transaction expenses), subject to the NEO’s continued employment through the change in control.
In addition, to the extent that Time Options do not vest and remain outstanding as of a change in control, in the event an NEO’s employment is terminated by us (or our successor) without "cause" or by the NEO for "good reason" within 90 days before, or within 18 months after a change in control, any Time Options unvested at that time will become immediately vested and exercisable.

Termination of Employment Unrelated to a Change in Control

Name and Principal Position	Salary Continuation ($)(1)	Target Annual Cash Bonus ($)(2)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Blake J. Irving	1,000,000	1,000,000	19,285	2,019,285
Scott W. Wagner	750,000	750,000	19,285	1,519,285
Philip H. Bienert	225,000	270,000	6,377	501,377
James M. Carroll	257,500	309,000	9,642	576,142
Arne M. Josefsberg	225,000	270,000	6,666	501,666
____________

(1)	This amount is based on each NEO’s base salary, in each case, as was in effect on December 31, 2015.

(2)	This amount is based on each NEO’s target cash bonus amount, in each case, as was in effect on December 31, 2015.
Termination of Employment in Connection with a Change in Control

Name and Principal Position	Salary Continuation ($)(1)	Target Annual Cash Bonus ($)(2)	Accelerated Vesting of Options ($)(3)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Blake J. Irving	1,500,000	1,500,000	17,654,106	28,927	20,683,033
Scott W. Wagner	1,125,000	1,125,000	15,980,309	28,927	18,259,236
Philip H. Bienert	337,500	202,500	3,410,512	9,565	3,960,077
James M. Carroll	386,250	231,750	3,652,642	14,464	4,285,106
Arne M. Josefsberg	337,500	202,500	3,228,996	9,999	3,778,995
____________

(1)	This amount is based on each NEO’s base salary, in each case, as was in effect on December 31, 2015.

(2)	This amount is based on each NEO’s target bonus amount, in each case, as was in effect on December 31, 2015.

(3)
The amounts represent the intrinsic value of the Time Options that would vest on an accelerated basis in connection with such termination of employment in connection with a change in control in the event such Time Options do not otherwise vest on a change in control as described under the "Equity Benefits" section above. Such intrinsic value is determined by multiplying (a) the amount by which the fair market value per share of our Class A common stock on December 31, 2015 of $32.06 exceeded the exercise price per share in effect under each option by (b) the number of unvested shares that vest on an accelerated basis under such option. These amounts assume the accelerated vesting resulting from the termination of employment occurred on December 31, 2015.

Risk Assessment and Compensation Practices
Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•
our incentive compensation plan reflects a pay for performance philosophy rewarding NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•	our equity awards include multi-year vesting schedules requiring long-term employee commitment; and

•	we regularly monitor short- and long-term compensation practices to determine whether management’s objectives are satisfied.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2015. On January 1, 2016, the number of shares available for issuance under our stock option plan automatically increased by 6,299,261 and the number of shares available for issuance under our employee stock purchase plan increased by 1,000,000, each pursuant to the terms of such plan. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders	1,805,505	$28.49	10,906,897
Equity compensation plans not approved by stockholders	25,710,119	$9.00	—
Total	27,515,624		10,906,897
____________

(1)	The weighted-average exercise price does not reflect shares to be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Includes shares available for future issuance under our stock option plan and our employee stock purchase plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of March 18, 2016 by:

•	each of our named executive officers;

•	each person or group, who beneficially owned more than 5% of our common stock; and

•	all of our current directors and executive officers as a group.
The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common) on a one-for-one basis, subject to the terms of the exchange agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Class A Common Stock		Number of Shares Class B Common Stock		Combined Voting Power(2)
Directors and Named Executive Officers:	Number	%	Number	%	Number	%
Blake J. Irving(3)	1,196,468	1.7%	49,800	*	1,246,268	*
Scott W. Wagner(4)	1,103,750	1.6%	110,229	*	1,213,979	*
Philip H. Bienert(5)	220,688	*	—	—	220,688	*
James M. Carroll(6)	253,250	*	—	—	253,250	*
Arne M. Josefsberg(7)	160,000	*	—	—	160,000	*
Bob Parsons(8)	725,670	1.1%	36,058,011	40.2%	36,783,681	23.3%
Herald Y. Chen(9)	—	—	—	—	—	—
Richard H. Kimball(10)	—	—	—	—	—	—
Gregory K. Mondre(11)	—	—	—	—	—	—
John I. Park(12)	—	—	—	—	—	—
Elizabeth S. Rafael(13)	10,383	*	10,382	*	20,765	*
Charles J. Robel(14)	88,112	*	10,382	*	98,494	*
Brian H. Sharples	—	—	—	—	—	—
Lee E. Wittlinger(15)	—	—	—	—	—	—
All executive officers and directors as a group (18 persons)(16)	4,371,389	6.1%	36,355,852	40.5%	40,727,241	25.2%
5% Equity holders:
Entities Affiliated with KKR(17)	17,858,964	26.2%	18,873,712	21.0%	36,732,676	23.2%
Entities Affiliated with Silver Lake(18)	16,927,658	24.8%	19,805,018	22.1%	36,732,676	23.2%
Entities Affiliated with TCV(19)	5,813,620	8.5%	10,660,372	11.9%	16,473,992	10.4%
YAM Special Holdings, Inc. (formerly known as The Go Daddy Group, Inc.)(20)	725,670	1.1%	36,058,011	40.2%	36,783,681	23.3%
FMR LLC(21)	7,839,900	11.5%	—	—	7,839,900	5.0%
____________

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Subject to the terms of the Exchange Agreement, shares of our Class B common stock (together with the corresponding LLC Units) are exchangeable for shares of our Class A common stock on a one-for-one basis. See "Certain Relationships and Related Party and Other Transactions-Exchange Agreement."

(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of GoDaddy voting together as a single class.

(3)
Consists of (i) 1,250 shares of Class A common stock held by Mr. Irving, (ii) 49,800 shares of Class B common stock held by Mr. Irving and (iii) 1,195,218 shares of Class A common stock issuable upon exercise of outstanding equity awards exercisable within 60 days of March 18, 2016.

(4)
Consists of (i) 1,250 shares of Class A common stock held by Mr. Wagner, (ii) 110,229 shares of Class B common stock held by Mr. Wagner and (iii) 1,102,500 shares of Class A common stock issuable upon exercise of outstanding equity awards exercisable within 60 days of March 18, 2016.

(5)
Consists of (i) 1,250 shares of Class A common stock held by Mr. Bienert and (ii) 219,438 shares of Class A common stock issuable upon exercise of outstanding equity awards exercisable within 60 days of March 18, 2016.

(6)
Consists of (i) 1,250 shares of Class A common stock held by Mr. Carroll and (ii) 252,000 shares of Class A common stock issuable upon exercise of outstanding equity awards exercisable within 60 days of March 18, 2016.

(7)	Consists of 160,000 shares of Class A common stock issuable upon exercise of outstanding equity awards exercisable within 60 days of March 18, 2016.

(8)	Consists of the shares listed in footnote 20 below, which are held by YAM Special Holdings, Inc. (formerly known as The Go Daddy Group, Inc.), or YAM.

(9)	The principal business address of Mr. Chen is c/o Kohlberg Kravis Roberts & Co. LLP, 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(10)	The principal business address of Mr. Kimball is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(11)	The principal business address of Mr. Mondre is c/o Silver Lake Partners, 9 West 57th Street, 32nd Floor, New York, NY 10019.

(12)	The principal business address of Mr. Park is c/o Kohlberg Kravis Roberts & Co. LLP, 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(13)	Consists of (i) 10,383 shares of Class A common stock held by Ms. Rafael and (ii) 10,382 shares of Class B common stock held by Ms. Rafael.

(14)
Consists of (i) 14,485 shares of Class A common stock held by Mr. Robel, (ii) 10,382 shares of Class B common stock held by Mr. Robel and (iii) 73,627 shares of Class A common stock issuable upon exercise of outstanding equity awards exercisable within 60 days of March 18, 2016.

(15)	The principal business address for Mr. Wittlinger is c/o Silver Lake Partners, 9 West 57th Street, 32nd Floor, New York, NY 10019.

(16)
Consists of (i) 763,564 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 36,355,852 shares of Class B common stock beneficially owned by our current executive officers and directors and (iii) 3,607,825 shares of Class A common stock issuable upon exercise of outstanding equity awards exercisable within 60 days of March 18, 2016.

(17)
The information relating to the entities affiliated with KKR is based on Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership. KKR Partners III, L.P., or KKR Partners III, holds (i) 36,864 shares of our Class A common stock and (ii) 1,831,750 shares of our Class B common stock. KKR 2006 Fund (GDG) L.P., or KKR 2006 Fund, holds (i) 374,147 shares of our Class A common stock and (ii) 16,641,962 shares of our Class B common stock. GDG Co-Invest Blocker L.P., or GDG Co-Invest, holds 5,646,288 shares of our Class A common stock. KKR 2006 GDG Blocker L.P., or KKR 2006 GDG, holds 11,793,615 shares of our Class A common stock. OPERF Co-Investment LLC, or OPERF, holds (i) 8,050 shares of our Class A common stock and (ii) 400,000 shares of our Class B common stock.

Each of KKR Associates 2006 AIV L.P., or KKR Associates 2006, (as the general partner of KKR 2006 Fund); GDG Co-Invest GP LLC (as the general partner of GDG Co-Invest); KKR 2006 AIV GP LLC (as the general partner of each of KKR Associates 2006 and KKR 2006 GDG and as the sole member of GDG Co-Invest GP LLC); KKR Management Holdings L.P. (as the designated member of KKR 2006 AIV GP LLC); KKR Management Holdings Corp. (as the general partner of KKR Management Holdings L.P.); KKR III GP LLC (as the sole general partner of KKR Partners III); KKR Associates 2006 L.P. (as the manager of OPERF); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as the sole shareholder of KKR Fund Holdings GP Limited, a general partner of KKR Fund Holdings L.P. and sole shareholder of KKR Management Holdings Corp.); KKR Group Limited (as the general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); KKR Management LLC (as the general partner of KKR & Co. L.P.); and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management LLC and the managers of KKR III GP LLC) may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The principal business address of each of the entities and persons identified in this and the paragraph above, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY, 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(18)
The information relating to the entities affiliated with Silver Lake is based on Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership. SLP GD Investors, L.L.C., or SLP GD, holds 19,805,018 shares of our Class B common stock. Silver Lake Partners III DE (AIV IV), L.P., or SLP III (DE), holds 720,730 shares of our Class A common stock. Silver Lake Technology Investors III, L.P., or SLTI III, holds 3,935 shares of our Class A common stock. SLP III Kingdom Feeder I, L.P., or SLKF I, holds 16,202,993 shares of our Class A common stock.

Each of Silver Lake Partners III DE (AIV IV), L.P., SLP III DE, (as the managing member of SLP GD); Silver Lake Technology Associates III, L.P., or SLTA III, (as the general partner of SLP III, SLTI III, SLKF I and SLP III DE); SLTA III (GP), L.L.C., or SLTA GP, (as the general partner of SLTA III); Silver Lake Group, L.L.C. (as the managing member of SLTA GP); and an investment committee of SLTA III, made up of Mike Bingle, Jim Davidson, Egon Durban, Ken Hao, Christian Lucas, Greg Mondre and Joe Osnoss, may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The principal business address of each of the entities and persons identified in this and the paragraph above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(19)
The information relating to the entities affiliated with TCV is based on a Schedule 13G filed with the SEC on February 11, 2016, reporting beneficial ownership. TCV VII, L.P., or TCV VII, holds (i) 212,698 shares of our Class A common stock and (ii) 10,568,786 shares of our Class B common stock. TCV VII (A), L.P., or TCV VII (A), holds 5,599,079 shares of our Class A common stock. TCV Member Fund, L.P., or Member Fund, holds (i) 1,843 shares of our Class A common stock and (ii) 91,586 shares of our Class B common stock.

Each of Technology Crossover Management VII, Ltd., or Management VII, (as the ultimate general partner of TCV VII and TCV VII(A) and a general partner of Member Fund); Technology Crossover Management VII, L.P. (as the direct general partner of TCV VII and TCV VII(A)); and an investment committee of Management VII, made up of Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, Jr., Christopher P. Marshall, Timothy P. McAdam, John C. Rosenberg, Robert W. Trudeau and David L. Yuan, may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The principal business address of each of the entities and persons identified in this and the paragraph above is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(20)
The information relating to YAM is based on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership. Consists of (i) 725,670 shares of our Class A common stock and (ii) 36,058,011 shares of our Class B common stock, held by YAM. Robert Ralph Trust dtd 12/2/11 is the sole stockholder of YAM. Bob Parsons, the trustee of Robert Ralph Trust dtd 12/2/11, is deemed to have beneficial ownership and voting and investment power over the shares held by YAM. The address for YAM Special Holdings, Inc. is 15475 N. 84th Street, Scottsdale, Arizona 85260.

(21)
The information relating to FMR LLC is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds advised by Fidelity Management & Research Company, or FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions and series of similar transactions, during our fiscal year ended December 31, 2015 to which we were a party or will be a party, in which:

•	the amounts involved exceeded, or exceeds, $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had, or will have, a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 and in which a related person has or will have a direct or indirect material interest. We have adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A common stock and Class B common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.
Desert Newco Amended and Restated Limited Liability Company Agreement
We directly, or indirectly through our wholly owned subsidiary GD Subsidiary Inc., hold LLC Units in Desert Newco and are the sole managing member of Desert Newco. Accordingly, we operate and control all of the business and affairs of Desert Newco and, through Desert Newco and its operating subsidiaries, conduct our business.
As the sole managing member of Desert Newco, we have the right to determine when distributions will be made to the members of Desert Newco and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If we authorize a distribution, such distribution will be made to the unit holders of Desert Newco, including us, pro rata in accordance with their respective ownership interest of Desert Newco, provided that we, as sole managing member, will be entitled to non-pro rata distributions for certain fees and expenses.
Our principal asset, either directly or through our wholly owned subsidiary GD Subsidiary Inc., is a controlling equity interest in Desert Newco. As such, we have no independent means of generating revenue or cash flows. Desert Newco is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its LLC Units, including us. Accordingly, we incur income taxes on our allocable share of any net taxable income of Desert Newco.
Pursuant to the Third Amended and Restated LLC Agreement of Desert Newco, dated March 31, 2015, or the LLC Agreement, Desert Newco makes pro rata cash distributions to the holders of LLC Units, calculated using an assumed tax rate, to help fund their tax obligations in respect of the cumulative taxable income, reduced by cumulative taxable losses, of Desert Newco allocated to them. Generally, these tax distributions are computed based on an assumed income tax rate equal to the sum of (i) the maximum marginal federal income tax rate applicable to an individual and (ii) 7%. The assumed income tax rate currently totals 46.6%, which will increase to 50.4% in certain cases when the tax on net investment income is applicable.
In addition, under the tax rules, Desert Newco is required to allocate taxable income disproportionately to its unit holders. Because tax distributions are determined based on the holder of LLC Units who is allocated the largest amount of taxable income on a per unit basis, but are made pro rata based on ownership, Desert Newco is required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes Desert Newco would have otherwise paid.
During the fiscal year ended December 31, 2015, Desert Newco paid tax distributions of $0.3 million to its owners, excluding us, including $0.1 million each to YAM, KKR and SLP. As of December 31, 2015, we had accrued estimated tax distributions to Desert Newco's owners, excluding us. Such distributions were paid in March 2016, based on ownership as of the payment date, as follows: $1.8 million to YAM, $1.0 million to KKR, $1.0 million to SLP, $0.5 million to TCV and $0.3 million to other Desert Newco owners.

In addition to tax expenses, we also incur expenses related to our operations, plus payments under tax receivable agreements, or the TRAs, which we expect will be significant. We intend to cause Desert Newco to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow us to pay our taxes and operating expenses, including distributions to fund any ordinary course payments due under the TRAs. See "Tax Receivable Agreements" below for further discussion regarding our obligations under the TRAs.
The LLC Agreement also provides that as a general matter, each of Desert Newco’s owners prior to our IPO, or a Continuing LLC Owner, do not have the right to transfer LLC Units if we determine that such transfer would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject or would cause a technical tax termination of Desert Newco. However, each of KKR, Silver Lake, TCV and Mr. Parsons may transfer all of its LLC Units even if such transfer could result in a technical tax termination, if the transferring member indemnifies the other members of Desert Newco (including Go Daddy Inc.) for certain adverse tax consequences arising from any such technical tax termination and indemnifies Desert Newco for related costs.
Stockholder Agreement
In connection with our IPO, we entered into the Stockholder Agreement with Desert Newco, affiliates of each of KKR, Silver Lake, TCV and Mr. Parsons. The Stockholder Agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our Class A common stock and Class B common stock. In addition, the Stockholder Agreement contains provisions related to the composition of our Board and its committees.
Voting Agreement
Under the Stockholder Agreement, our existing owners who are affiliated with KKR, Silver Lake, TCV and Mr. Parsons agree to take all necessary action, including casting all votes to which such existing owners are entitled to cast at any annual or special meeting of stockholders, so as to ensure the composition of our Board and its committees complies with (and includes all of the nominees in accordance with) the provisions of the Stockholder Agreement related to the composition of our Board and its committees.
In addition, under the Stockholder Agreement, affiliates of TCV agree to cast all votes in a manner directed by the affiliates of KKR and Silver Lake during the three-year period following the completion of our IPO.
KKR and Silver Lake Approvals
Under the Stockholder Agreement and subject to our Certificate, our Bylaws and applicable law, the actions listed below by us or any of our subsidiaries will require the approval of KKR and Silver Lake for so long as affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own at least 25% of the shares of our Class A common stock outstanding on an As-Exchanged Basis immediately following the consummation of our IPO. Additionally, the approval requires the consent of each of KKR and Silver Lake for so long as such stockholder is entitled to nominate a KKR Director or a Silver Lake Director, as the case may be, pursuant to the Stockholder Agreement. The actions include:

•	change in control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $50 million;

•	incurring indebtedness in an aggregate principal amount in excess of $50 million;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving us or any of our significant subsidiaries;

•	making any material change in the nature of the business conducted by us or our subsidiaries;

•	terminating the employment of our CEO or hiring a new CEO;

•	increasing or decreasing the size of our Board;

•	waiving or amending the limited liability company agreement of Desert Newco Managers, LLC or the equity or employment agreements of our executive officers;

•	engaging in certain transactions with affiliates; and

•	any merger or liquidation of Desert Newco or creating any new class of equity securities of Desert Newco.

Mr. Parsons Approvals
Under the Stockholder Agreement, the actions listed below by us or any of our subsidiaries shall require the consent of affiliates of Mr. Parsons for so long as such affiliates continue to own at least 50% of the shares of our Class A common stock held by YAM on an As-Exchanged Basis immediately prior to our IPO:

•	certain transactions with KKR and/or Silver Lake and/or their affiliates;

•
change in control transactions in which KKR and Silver Lake and/or their affiliates receive consideration from an unaffiliated third party that is not offered on a pro rata basis to Mr. Parson’s affiliates; and

•	any tax election revoking Desert Newco’s Section 754 election under the Internal Revenue Code or to treat Desert Newco as other than a partnership for tax purposes.
TCV Approvals
Under the Stockholder Agreement, the actions listed below by us or any of our subsidiaries require the consent of affiliates of TCV for so long as such affiliates continue to own at least 5% of the shares of our Class A common stock on an As-Exchanged Basis immediately following the consummation of our IPO:

•
any redemption or repurchase of shares from KKR, Silver Lake, affiliates of Mr. Parsons or Desert Newco Managers, LLC (other than certain repurchases of employee shares pursuant to compensation arrangements), or any payment of any fee to KKR or Silver Lake or its related management company (other than pursuant to the Transaction and Monitoring Fee Agreement (as defined below) as in effect on the date of our IPO), other than transactions effected on a pro rata basis in respect of all the shares held by KKR and its affiliates, SLP and its affiliates, TCV and its affiliates, Mr. Parsons and his affiliates and Desert Newco Managers, LLC.

Transfer Restrictions
Under the Stockholder Agreement, each of KKR, Silver Lake, TCV and Mr. Parsons agreed, subject to certain limited exceptions, not to transfer, sell, exchange, assign, pledge, hypothecate, convey or otherwise dispose of or encumber any shares of our Class A common stock (including shares of Class A common stock issuable upon the exchange of LLC Units) during the three-year period following our IPO without the consent of each of KKR and Silver Lake, for so long as each of KKR and Silver Lake is entitled to nominate at least one director to our Board. An aggregate of 2,500,000 shares of our Class A common stock purchased by certain entities affiliated with KKR, Silver Lake, TCV and Mr. Parsons during our IPO are not subject to the foregoing restrictions under the Stockholder Agreement. See "Participation in our Initial Public Offering."
Other Provisions
Under the Stockholder Agreement, we agreed, subject to certain exceptions, to indemnify KKR, Silver Lake, TCV and Mr. Parsons and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Registration Rights Agreement
We are a party to an amended and restated registration rights agreement with certain holders of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock).
Under this agreement, certain holders have the right to demand that we register Class A common stock to be sold by them. Such registration demand must be expected to result in aggregate net cash proceeds to the participating registration rights holders in excess of $50 million. In certain circumstances, we may postpone the filing of a registration statement for up to 90 days once in any 12 month period.
In addition, certain holders have the right to request that we register the sale of shares of Class A common stock to be sold by them on Form S-3 and, no more than twice during any 12 month period, each such holder may demand that we make available shelf registration statements permitting sales of shares of Class A common stock into the market from time to time over an extended period. Subject to certain limitations, at any time when we have an effective shelf registration statement, certain holders each shall have the right to make no more than two takedown demands during any 12 month period.

In addition, certain holders have the ability to exercise certain piggyback registration rights in respect of shares of Class A common stock to be sold by them in connection with registered offerings requested by certain other holders or initiated by us.
Credit Agreement
In December 2011, Desert Newco, as guarantor, and Go Daddy Operating Company, LLC, as borrower, entered into a credit agreement with certain entities, including affiliates of KKR and Silver Lake. The credit agreement provided $825.0 million of financing, including a $750.0 million term loan maturing on December 16, 2018 and an available $75.0 million revolver maturing on December 16, 2016. The term loan was issued at a 5.0% discount on the face of the note at the time of original issuance for net proceeds totaling $712.5 million. The term loan was refinanced on multiple occasions at lower interest rates. Additionally, on October 1, 2013, Desert Newco increased the size of the term loan by $100.0 million with no change to the applicable interest rates.
In May 2014, Desert Newco amended and restated the secured credit agreement to increase the term loan to $1.1 billion and the available capacity on the revolver to $150.0 million. The maturity dates of the term loan and revolver were extended to May 13, 2021 and May 13, 2019, respectively. Borrowings under the refinanced credit facility bear interest at a rate equal to, at our option, either (a) LIBOR (not less than 1.0% for the term loan only) plus 3.25% per annum or (b) 2.25% per annum plus the highest of (i) the federal funds rate plus 0.5%, (ii) the prime rate, or (iii) one-month LIBOR plus 1.0%. The interest rate margins above reflect reductions of 0.25% following our IPO and an additional 0.25% due to our achievement of certain leverage criteria.
The credit agreement contains certain covenants limiting, among other things, Desert Newco’s ability to incur additional indebtedness, incur additional liens, make certain fundamental changes, sell assets, pay dividends or distributions and make certain investments. Debt under the credit agreement is guaranteed by all of Desert Newco’s material domestic subsidiaries and is secured by substantially all of Desert Newco’s and its subsidiaries’ assets. The credit agreement also requires Desert Newco to maintain certain financial ratios with respect to the revolver.
As of December 31, 2015, investment funds or accounts advised by KKR Credit Advisors (US) LLC held $28.8 million of the outstanding principal balance of the term loan. During the fiscal year ended December 31, 2015, we made principal payments of $5.3 million and interest and administrative fee payments of $1.4 million to such funds.
Senior Note Payable to YAM Special Holdings, Inc.
In December 2011, Go Daddy Operating Company, LLC issued a $300.0 million senior note to YAM in connection with the Merger. In April 2015 in connection with the completion of our IPO, we made a payment totaling $316.0 million to YAM to repay the senior note, including prepayment premium of $13.5 million and accrued interest of $2.5 million. Following this payment, the senior note was canceled.
During the fiscal year ended December 31, 2015, we also made interest payments of $9.2 million to YAM under the senior note.
Exchange Agreement
In connection with the consummation of our IPO, we and the Continuing LLC Owners entered into the Exchange Agreement under which they (or certain permitted transferees thereof) were granted the right, subject to the terms of the Exchange Agreement, to exchange their LLC Units (together with a corresponding number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units or all of the vested LLC Units held by such owner.
The LLC Agreement provides that as a general matter a Continuing LLC Owner does not have the right to exchange LLC Units if we determine such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject or would cause a technical tax termination of Desert Newco. However, each of KKR, Silver Lake, TCV and Mr. Parsons may transfer all of its LLC Units even if such transfer could result in a technical tax termination if the transferring member indemnifies the other members of Desert Newco (including Go Daddy Inc.) for certain adverse tax consequences arising from any such technical tax termination and indemnifies Desert Newco for related costs.
We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that Desert Newco is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by us is correspondingly increased as we acquire the exchanged LLC Units, and a corresponding number of shares of Class B common stock are canceled.
Tax Receivable Agreements
Pursuant to the Exchange Agreement described above, from time to time we may be required to acquire LLC Units of Desert Newco from their holders upon exchange of shares of our Class A common stock. Desert Newco intends to have an election under Code Section 754 in effect for taxable years in which transfers or exchanges of LLC Units occur. Pursuant to the Code Section 754 election, transfers and exchanges of LLC Units are expected to result in an increase in the tax basis of tangible and intangible assets of Desert Newco. When we acquire LLC Units from existing owners, we expect both the existing basis, and the anticipated basis adjustments under Code Section 754, will increase (for tax purposes) our depreciation and amortization deductions and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets. In addition, certain acquired net operating losses and other tax attributes are available to us as a result of the acquisition, by merger, of four members of Desert Newco, or the Reorganization Parties, for which we issued 38,825,912 shares of Class A common stock as consideration, or the Investor Corp Mergers.
We are a party to five TRAs. Under the first of those agreements, we generally will be required to pay to Desert Newco’s pre-IPO owners approximately 85% of the applicable savings, if any, in income tax we are deemed to realize (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) certain tax attributes created as a result of the exchanges of their LLC Units for shares of our Class A common stock, (2) any existing tax attributes associated with their LLC Units, the benefit of which is allocable to us as a result of the exchanges of their LLC Units for shares of our Class A common stock (including the portion of Desert Newco’s existing tax basis in its assets allocable to the exchanged LLC Units), (3) tax benefits related to imputed interest and (4) payments under such TRA.
Under the other four TRAs, we generally will be required to pay to each Reorganization Party approximately 85% of the amount of savings, if any, in U.S. federal, state and local income tax we are deemed to realize (using the actual U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) any existing tax attributes of LLC Units acquired in the applicable Investor Corp Merger, the benefit of which is allocable to us as a result of such Investor Corp Merger (including the allocable share of Desert Newco’s existing tax basis in its assets), (2) NOLs available as a result of the applicable Investor Corp Merger and (3) tax benefits related to imputed interest.
As of December 31, 2015, we have recorded a liability of $151.6 million payable to the Reorganization Parties under the TRAs. This is the amount of liability we currently deem probable and estimable, which takes into account limitations on the use of the favorable tax attributes due to limitations of taxable income. We have determined we will be unable to utilize all of our deferred tax assets; therefore, we have not recorded a liability under the TRAs related to the tax savings we may realize from the utilization of NOL carryforwards. At the time utilization of these NOL carryforwards becomes more-likely-than-not, we will record a liability payable to the Reorganization Parties under the TRAs of up to an additional $112.4 million.
The payment obligations under the TRAs are obligations of GoDaddy Inc., not Desert Newco, and we expect the payments we are required to make under the TRAs will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits subject to the TRAs, we expect the tax savings associated with (1) the Investor Corp Mergers and (2) future exchanges of LLC Units (together with the corresponding shares of Class B common stock) as described above would aggregate to approximately $2.2 billion over 15 years from December 31, 2015, based on the December 31, 2015 closing price of $32.06 per share of our Class A common stock and assuming all exchanges occurred on December 31, 2015. Under such scenario, we would be required to pay the other parties to the TRAs approximately 85% of such amount, or approximately $1.9 billion, over such 15-year period. The actual amounts may materially differ from these hypothetical amounts, as the potential future tax savings we will be deemed to realize, and TRA payments to be made by us, will be calculated based in part on the market value of our Class A common stock at the time of exchange and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the TRAs and will be dependent on our generating sufficient future taxable income to realize the benefit. Payments under the TRAs are not conditioned on Desert Newco’s pre-IPO owners’ continued ownership of LLC Units.
The actual existing tax basis and increase in tax basis, as well as the amount and timing of any payments under the TRAs, will vary depending upon a number of factors, including the timing of exchanges by the holders of LLC Units, the price of our Class A common stock at the time of the exchange, whether such exchanges are taxable, the amount and timing of the taxable income we generate in the future, the federal tax rate then applicable and the portion of our payments under the TRAs constituting imputed interest. Payments under the TRAs are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest, depending on the TRA and the circumstances. Any such benefits are covered by the TRAs and will increase the amounts due thereunder. In addition, the TRAs will provide for interest, at a rate equal to one year LIBOR plus 100 basis points, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the TRAs. Under the TRAs, to avoid interest charges, we have the right, but not the obligation, to make TRA payments in advance of the date the payments are otherwise due.
Payments under the TRAs will be based on the tax reporting positions we determine. Although we are not aware of any issue that would cause the IRS to challenge existing tax basis, a tax basis increase or other tax attributes subject to the TRAs, if any subsequent disallowance of tax basis or other benefits were so determined by the IRS, we would not be reimbursed for any payments previously made under the applicable TRAs (although we would reduce future amounts otherwise payable under such TRAs). In addition, the actual state or local tax savings we realize may be different than the amount of such tax savings we are deemed to realize under the TRAs, which will be based on an assumed combined state and local tax rate applied to our reduction in taxable income as determined for U.S. federal income tax purposes as a result of the tax attributes subject to the TRAs. As a result, payments could be made under the TRAs in excess of the tax savings we realize in respect of the attributes to which the TRAs relate.
The TRAs provide (1) in the event we materially breach any of our material obligations under the agreements, whether as a result of failure to make any payment within three months of when due (provided we have sufficient funds to make such payment), failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the agreements in a bankruptcy or otherwise or (2) if, at any time, we elect an early termination of the agreements, our (or our successor’s) obligations under the applicable agreements (with respect to all LLC Units, whether or not LLC Units have been exchanged or acquired before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the applicable TRAs. Under the terms of the TRAs, we may not elect an early termination of the TRAs without the consent of (i) each of certain affiliates of KKR, Silver Lake, TCV and Mr. Parsons until such affiliate has exchanged all of its LLC Units (together with the corresponding shares of Class B common stock) for shares of Class A common stock and (ii) a majority of our directors, other than directors designated or nominated by stockholders affiliated with KKR, Silver Lake, TCV and Mr. Parsons.
Additionally, the TRAs provide that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) tax savings under the applicable agreements for each taxable year after any such event would be based on certain assumptions, including that we will have sufficient taxable income to fully utilize the deductions arising from the tax basis and other tax attributes subject to the applicable TRAs. Furthermore, the TRAs will determine the tax savings by excluding certain future tax attributes we obtain the use of as a result of acquiring other entities to the extent such tax attributes are the subject of tax receivable agreements we enter into in connection with such acquisitions.
As a result of the foregoing, (1) we could be required to make payments under the TRAs that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (2) if we materially breach a material obligation under the agreements or if we elect to terminate the agreements early, we would be required to make an immediate lump sum payment equal to the present value of the anticipated future tax savings, which payment may be made significantly in advance of the actual realization of such future tax savings. In these situations, our obligations under the TRAs could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance we will be able to fund or finance our obligations under the TRAs.
If the IRS challenges the tax basis or NOLs giving rise to payments under the TRAs, and the tax basis or NOLs are subsequently disallowed, the recipients of payments under those agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the TRAs and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis or NOLs are disallowed, our payments under the TRAs could exceed our actual tax savings, and we may not be able to recoup payments under the TRAs that were calculated on the assumption that the disallowed tax savings were available.
In addition, under the terms of the TRAs, we may not elect an early termination of the TRAs without the consent of each of certain affiliates of KKR, Silver Lake, TCV and Mr. Parsons until such affiliate has exchanged all of its LLC Units (and Class B common stock) for shares of Class A common stock. Accordingly, we may be prevented from terminating the TRAs in circumstances where we determine it would be beneficial for us to do so, including potentially in connection with future strategic transactions.
Because we are a holding company with no operations, we rely on Desert Newco to provide us with funds necessary to meet any financial obligations. The ability of Desert Newco to make such distributions will be subject to, among other things, restrictions in its debt agreements and the applicable provisions of Delaware law that may limit the amount of funds available for distribution to its members. If we do not have sufficient funds to pay TRA, tax or other liabilities or to fund our operations (as a result of Desert Newco’s inability to make distributions to us due to various limitations and restrictions or as a result of the acceleration of our obligations under the TRAs), we may have to borrow funds and thus our liquidity and financial condition could be materially and adversely affected. To the extent we are unable to make payments under the TRAs for any reason, such payments will be deferred and will accrue interest at a rate equal to one year LIBOR plus 500 basis points until paid (although a rate equal to one year LIBOR plus 100 basis points will apply if the inability to make payments under the TRAs is due to limitations imposed on us or any of our subsidiaries by a debt agreement in effect at the date of our IPO).
Transaction and Monitoring Fee Agreement
Go Daddy Operating Company, LLC, a wholly owned subsidiary of Desert Newco, was a party to a transaction and monitoring fee agreement with KKR, Silver Lake and TCV, or the Transaction and Monitoring Fee Agreement, pursuant to which they agreed to provide certain management and advisory services. In consideration for such services, Go Daddy Operating Company, LLC agreed to pay them an annual aggregate management fee of $2.0 million, payable quarterly in arrears and increasing at a rate of 5% annually, plus reasonable out-of-pocket expenses incurred in connection with the services. The Transaction and Monitoring Fee Agreement was terminated upon completion of our IPO, and in accordance with its terms, we made a final aggregate payment of $26.7 million to KKR, Silver Lake and TCV in April 2015. Prior to its termination, we also paid an aggregate of $0.6 million to KKR, Silver Lake and TCV under this agreement during the fiscal year ended December 31, 2015.
Executive Chairman Services Agreement
Desert Newco entered into an executive chairman services agreement with our founder, Bob Parsons, pursuant to which Mr. Parsons served as the chairman of Desert Newco. In consideration for such services, we agreed to pay Mr. Parsons an annual fee of $1.00, plus reimbursement of all business expenses incurred by Mr. Parsons in an amount not to exceed $0.5 million annually. The executive chairman services agreement was terminated upon completion of our IPO, and in accordance with its terms, we made a termination payment of $3.0 million to Mr. Parsons in April 2015. During the fiscal year ended December 31, 2015, we also paid $0.1 million of expenses on behalf of Mr. Parsons under this agreement.
Management Investments
The following table sets forth the number of, and the purchase price paid for, shares of our Class A common stock purchased by our executive officers and directors during the fiscal year ended December 31, 2015.

Name	Date Acquired	Number of Class A Shares	Aggregate Purchase Price
Matthew B. Kelpy	August 11, 2015	4,000	$104,197
Participation in our Initial Public Offering
Certain entities affiliated with KKR, Silver Lake, TCV and Mr. Parsons, each a beneficial owner of more than 5% of our capital stock and an affiliate of a member of our Board, purchased an aggregate of 2,500,000 shares of our Class A common stock on a pro rata basis based on their existing ownership (724,665, 724,665, 325,000 and 725,670 shares of our Class A common stock, respectively) directly from us at the IPO price of $20.00 per share.
Other Transactions
We have granted stock options to our executive officers and certain of our directors. In connection with our IPO, we entered into revised severance agreements and confirmatory employment letters with each of our executive officers, including our NEOs, as well as revised change in control agreements with our NEOs, to clarify the terms of their employment. See "Non-Employee Director Compensation" and "Executive Compensation."
In September 2012, we entered into a partner agreement with First Data Merchant Services Corporation, or First Data, a subsidiary of First Data Corporation, pursuant to which we sell First Data’s electronic commerce and payment solutions to our customers and receive a portion of all fees received by First Data from such customers. KKR and its affiliates have a significant ownership interest in First Data Corporation. During the fiscal year ended December 31, 2015, we received $0.8 million under this agreement.

In the ordinary course of business, we purchase and lease computer equipment, technology licensing, software maintenance and support and other products and services from various entities with whom affiliates of KKR, Silver Lake and TCV have significant ownership interests. Amounts paid to such entities during the fiscal year ended December 31, 2015 were as follows ($ in millions):

Dell, Inc.	$17.5
Sitecore USA, Inc.	0.4
Jive Software, Inc.	0.2
ClickTale	0.2
Blackline Systems, Inc.	0.1
Sunguard Availability Services	0.1
Limitation of Liability and Indemnification of Executive Officers and Directors
Our Certificate contains provisions limiting the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.
Any amendment to or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors are further limited to the greatest extent permitted by the DGCL.
In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating they were not required to file these forms, we believe that during our fiscal year ended December 31, 2015, all Section 16(a) filing requirements were satisfied on a timely basis, except for Mr. Robel’s Form 4 filed on April 29, 2015.
Fiscal Year 2015 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2015 are included in our 2015 Form 10-K. This proxy statement and our 2015 annual report are posted on our website at https://aboutus.godaddy.net/investor-relations/financials and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2015 annual report without charge by sending a written request to GoDaddy Inc., Attention: Investor Relations, 14455 N. Hayden Road, Scottsdale, Arizona 85260.
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The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important for your shares of our common stock to be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Scottsdale, Arizona
April 28, 2016